   As filed with the Securities and Exchange Commission on December 14, 2001
                                                          Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   Form S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -----------------

             Devon Financing Corporation, U.L.C.                                  Devon Energy Corporation
    (Exact Name of Registrant as Specified in Its Charter)         (Exact Name of Registrant as Specified in Its Charter)
                     Nova Scotia, Canada                                                  Delaware
(State or Other Jurisdiction of Incorporation or Organization) (State or Other Jurisdiction of Incorporation or Organization)
                             1311                                                           1311
   (Primary Standard Industrial Classification Code Number)       (Primary Standard Industrial Classification Code Number)
                             N/A                                                         73-1567067
           (I.R.S. Employer Identification Number)                        (I.R.S. Employer Identification Number)
                20 North Broadway, Suite 1500                                  20 North Broadway, Suite 1500
              Oklahoma City, Oklahoma 73102-8260                             Oklahoma City, Oklahoma 73102-8260
                        (405) 235-3611                                                 (405) 235-3611
(Address, Including Zip Code, and Telephone Number, Including  (Address, Including Zip Code, and Telephone Number, Including
   Area Code, of Registrant's Principal Executive Offices)        Area Code, of Registrant's Principal Executive Offices)

                               -----------------

                                 DUKE R. LIGON
                           Senior Vice President and
                                General Counsel
                           Devon Energy Corporation
                         20 North Broadway, Suite 1500
                      Oklahoma City, Oklahoma 73102-8260
                                (405) 235-3611
(Name, Address, including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                               -----------------

                                  Copies to:
                                SCOTT J. DAVIS
                               DAVID A. SCHUETTE
                             Mayer, Brown & Platt
                           190 South LaSalle Street
                         Chicago, Illinois 60603-3441
                                (312) 782-0600

                               -----------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                                    Proposed Maximum                     Amount of
      Title of Each Class of         Amount to be  Offering Price Per Proposed Maximum  Registration
    Securities to be Registered       Registered      Security(1)     Offering Price(1)     Fee
-----------------------------------------------------------------------------------------------------
6.875% Notes due 2011.............. $1,750,000,000        100%         $1,750,000,000     $418,250
7.875% Debentures due 2031......... $1,250,000,000        100%         $1,250,000,000     $298,750
Guarantees of the 6.875% Notes.....       --               --                --             (2)
Guarantees of the 7.875% Debentures       --               --                --             (2)

(1) Calculated in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.
(2) Pursuant to Rule 457(n), no registration fee will be paid in connection with the guarantees.

   The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 Subject to completion dated December 14, 2001

                      DEVON FINANCING CORPORATION, U.L.C.

                               -----------------

                               OFFER TO EXCHANGE

                                $1,750,000,000
                             6.875% Notes due 2011
                                      for
                                $1,750,000,000
                             6.875% Notes due 2011
          that have been registered under the Securities Act of 1933

                                      and

                                $1,250,000,000
                          7.875% Debentures due 2031
                                      for
                                $1,250,000,000
                          7.875% Debentures due 2031
          that have been registered under the Securities Act of 1933

                               -----------------

       Fully and unconditionally guaranteed by Devon Energy Corporation

                               -----------------

   Terms of the exchange offer:

    .  The exchange offer will expire at 5:00 p.m., New York City time, on    ,
       2002 unless we extend the offer.

    . We will exchange the exchange securities for all outstanding unregistered securities that are validly tendered and not withdrawn prior to the expiration of the exchange offer. You may withdraw tenders of unregistered securities at any time prior to the expiration of the exchange offer.

    . The exchange of securities will not be a taxable exchange for U.S. federal income tax purposes.

    .  We will not receive any cash proceeds from the exchange offer.

    . The terms of the exchange securities to be issued are identical in all material respects to those of the outstanding unregistered securities, except that the exchange securities do not have any transfer restrictions or rights to additional interest.

    . There is no established trading market for the exchange securities or the unregistered securities. We do not intend to apply for listing of the exchange securities on any securities exchange.

    See "Risk Factors" beginning on page 10 for a discussion of risks you should consider before you participate in the exchange offer.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is     2002.

   Each holder of an unregistered security wishing to accept the exchange offer must deliver the unregistered securities to be exchanged, together with the letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of unregistered securities by book-entry transfer into the exchange agent's account at Euroclear Bank S.A./N.A., as operator of the Euroclear System ("Euroclear"), Clearstream Banking, S.A. ("Clearstream Banking") or The Depository Trust Company, New York, New York ("DTC"). All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section called "The Exchange Offer" in this prospectus and in the accompanying letter of transmittal.

                               -----------------

   Each broker-dealer that receives exchange securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange securities. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange securities received in exchange for unregistered securities where the unregistered securities were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the date of this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any resale.

   You should rely only on the information contained in, or incorporated by reference into, this prospectus. Neither we nor Devon Energy have authorized anyone to provide you with different or additional information and if anyone does give you information of this sort, you should not rely on it. Neither we nor Devon Energy are making an offer of the securities in any jurisdiction where the offer or sale of the securities is not permitted. You should assume that the information contained or incorporated by reference in this prospectus is only accurate as of the date of this prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since then.

                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----
WHERE YOU CAN FIND MORE INFORMATION..................................   1
DOCUMENTS INCORPORATED BY REFERENCE..................................   1
FORWARD-LOOKING STATEMENTS...........................................   2
PROSPECTUS SUMMARY...................................................   3
SUMMARY OF THE EXCHANGE OFFER........................................   4
SUMMARY DESCRIPTION OF THE EXCHANGE SECURITIES.......................   8
RISK FACTORS.........................................................  10
DEVON FINANCING CORPORATION, U.L.C...................................  17
DEVON ENERGY CORPORATION.............................................  17
USE OF PROCEEDS......................................................  18
RATIO OF EARNINGS TO FIXED CHARGES...................................  19
CAPITALIZATION.......................................................  20
SELECTED HISTORICAL FINANCIAL DATA OF DEVON ENERGY...................  21
THE EXCHANGE OFFER...................................................  23
DESCRIPTION OF THE SECURITIES........................................  33
MATERIAL UNITED STATES AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS  46
PLAN OF DISTRIBUTION.................................................  51
LEGAL MATTERS........................................................  51
EXPERTS..............................................................  52
COMMONLY USED OIL AND GAS TERMS......................................  53

   For purposes of this prospectus, references to "we," "us" and "our" mean Devon Financing Corporation, U.L.C. and references to "Devon Energy" mean Devon Energy Corporation, together with its consolidated subsidiaries, including us, unless the context indicates the reference is specifically to Devon Energy Corporation. Unless the context indicates otherwise, the financial information presented in this prospectus relating to the business of Devon Energy is the consolidated financial information of Devon Energy. In addition, references to "Anderson" in this prospectus mean Anderson Exploration Ltd. and its consolidated subsidiaries, and references to "Mitchell" in this prospectus mean Mitchell Energy & Development Corp. and its consolidated subsidiaries. Unless the context otherwise indicates, when we refer to the "combined company" in this prospectus, we are including Devon Energy, Anderson and Mitchell.

   For an explanation of oil and gas terms used in this prospectus, see "Commonly Used Oil and Gas Terms."

   All references to "U.S.$," "$" or "dollars" in this prospectus are references to United States dollars unless stated as "C$," "Canadian $" or "Canadian dollars," which are references to Canadian dollars.

   Whenever we refer in this prospectus to the 6.875% notes due 2011 issued on October 3, 2001 or the 7.875% debentures due 2031 issued on October 3, 2001, we will refer to them as the "unregistered notes" or the "unregistered debentures," respectively, and collectively as the "unregistered securities." Whenever we refer in this prospectus to the registered 6.875% notes due 2011 or the registered 7.875% debentures due 2031, we will refer to them as the "exchange notes" or the "exchange debentures" respectively, and collectively as the "exchange securities."

                      WHERE YOU CAN FIND MORE INFORMATION

   Devon Energy files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information on the public reference room.

   The SEC also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers, including Devon Energy, that file electronically with the SEC. The address of that site is http://www.sec.gov.

   In accordance with U.S. securities laws, we are not obligated to file annual, quarterly and current reports, proxy statements and other information with the SEC. Accordingly, we do not file separate financial statements with the SEC and do not independently publish our financial statements. Our financial condition, results of operations and cash flows are consolidated into the financial statements of Devon Energy.

   We and Devon Energy have filed with the SEC a Registration Statement on Form S-4, of which this prospectus forms a part, under the Securities Act, in connection with our offering of the exchange securities. This prospectus does not contain all of the information in the registration statement. You will find additional information about us, Devon Energy and the exchange securities in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement.

                      DOCUMENTS INCORPORATED BY REFERENCE

   This prospectus incorporates by reference certain information that Devon Energy has filed with the SEC. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus.

   This prospectus incorporates by reference the documents listed below that Devon Energy has previously filed with the SEC and any future filing made with the SEC by Devon Energy pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until completion of this exchange offer. The documents contain important information about Devon Energy and its financial condition.

    . Devon Energy's Annual Report on Form 10-K for the year ended December 31, 2000;

    . Devon Energy's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

    . Devon Energy's Current Reports on Form 8-K filed on January 30, 2001, September 20, 2001, September 26, 2001, September 27, 2001, October 3, 2001, October 11, 2001, October 12, 2001, October 26, 2001, October 31,
       2001, November 1, 2001 (two filings), November 28, 2001, December 3, 2001(Form 8-K/A) and December 12, 2001.

   You may obtain any of the documents incorporated by reference into this prospectus through Devon Energy or from the SEC's website at http://www.sec.gov. Documents incorporated by reference are available from Devon Energy without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from Devon Energy as follows:

                           Devon Energy Corporation
                         20 North Broadway, Suite 1500
                           Attn: Investor Relations
                      Oklahoma City, Oklahoma 73102-8260
                           Telephone: (405) 552-4570

                          FORWARD-LOOKING STATEMENTS

   We and Devon Energy, as the case may be, have made forward-looking statements in this prospectus and in the documents incorporated by reference into this prospectus, which are subject to risks and uncertainties and are based on the beliefs and assumptions of our and Devon Energy's management and on the information currently available to us and them.

   Statements and calculations concerning oil and natural gas reserves and their present value also are forward-looking statements in that they reflect the determination, based on estimates and assumptions, that oil and natural gas reserves may be profitably exploited in the future. When used or referred to in this prospectus or the documents incorporated by reference into this prospectus, these forward-looking statements may be preceded by, followed by or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "projects" or similar expressions or statements that certain events or conditions "will" or "may" occur. Forward-looking statements in this prospectus also include statements relating to:

    . Devon Energy's expectation that the acquisition of Mitchell will be accretive to its reserves per share, production per share and cash margin per share;

    .  the cost savings that Devon Energy anticipates from the acquisitions;

    .  the number and location of undrilled well locations and planned wells;

    .  future reserve replacement;

    . various actions to be taken or requirements to be met in connection with completing the acquisitions or integrating Devon Energy, Anderson and Mitchell; and

    .  revenue, income and operations of the combined company.

   These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

    . expected cost savings from the acquisitions may not be fully realized within the expected time frame;

    .  revenue of the combined company may be lower than expected;

    . assumptions about energy markets, production levels, reserve levels, operating results, competitive conditions, technology, the availability of capital resources and capital expenditure obligations may prove to be incorrect;

    . changes may occur in the supply and demand for oil, natural gas, NGLs and the other products or services provided or consumed by Devon Energy, Anderson or Mitchell;

    . changes may occur in the price of oil, natural gas, NGLs and the other products or services provided or consumed by Devon Energy, Anderson or Mitchell;

    . costs or difficulties related to obtaining regulatory approvals for completing the acquisitions and, following the acquisitions, to the integration of the businesses of Devon Energy, Anderson and Mitchell, may be greater than expected;

    . general economic conditions, either internationally, nationally or in the jurisdictions in which Devon Energy, Anderson or Mitchell are doing business, may be less favorable than expected;

    . legislative or regulatory changes, including changes in environmental regulation, may adversely affect the businesses in which Devon Energy, Anderson or Mitchell are engaged;

    . there may be environmental risks and liability under federal, state and foreign environmental laws and regulations; and

    .  changes may occur in the securities or capital markets.

   Except for our and Devon Energy's ongoing obligations to disclose material information as required by the federal securities laws, we and Devon Energy have no intention or obligation to update these forward-looking statements after the distribution of this prospectus.

                              PROSPECTUS SUMMARY

   This summary may not contain all of the information that you should consider before participating in this exchange offer. You should carefully read this entire prospectus, the accompanying letter of transmittal and the documents incorporated by reference.

Our Company

   We were formed as an unlimited liability company under the Companies Act of Nova Scotia on September 12, 2001. We are a wholly owned finance subsidiary of Devon Energy Corporation (Oklahoma), which in turn is a wholly owned subsidiary of Devon Energy. Our registered office is located at 1959 Upper Water Street, Suite 800, Halifax, Nova Scotia B3J 2X2 and our principal executive office is located at 20 North Broadway, Suite 1500, Oklahoma City, Oklahoma 73102-8260. Our telephone number is (405) 235-3611. We are a holding company whose only business is to access bank and capital markets on behalf of the Canadian subsidiaries of Devon Energy. Otherwise, we conduct no independent business and own no properties.

The Guarantor

   Devon Energy is an independent energy company engaged primarily in oil and natural gas exploration, development and production and in the acquisition of producing properties. Devon Energy currently ranks among the five largest U.S.-based independent oil and natural gas companies in terms of oil and natural gas reserves, oil and natural gas production, equity market capitalization and enterprise value (meaning total equity market capitalization plus long-term debt). As of December 31, 2000, Devon Energy owned proved oil and natural gas reserves of 1.1 billion Boe. Approximately 53% of these reserves were natural gas and 47% were oil and NGLs. North American proved reserves accounted for 75% of Devon Energy's total reserves and were weighted 62% to natural gas.

   Devon Energy's common stock is traded on the American Stock Exchange under the symbol "DVN." Devon Energy is a Delaware corporation, and its principal offices are located at 20 North Broadway, Suite 1500, Oklahoma City, Oklahoma 73102-8260. Devon Energy's telephone number is (405) 235-3611.

Recent Developments

   On October 12, 2001, Devon Energy accepted all of the Anderson Exploration Ltd. ("Anderson") common shares tendered by Anderson stockholders pursuant to the Offer to Purchase for Cash and Directors' Circular dated September 6, 2001 (the "Offer to Purchase"). In the Offer to Purchase, Devon Energy offered to purchase each outstanding common share, including the associated rights, of Anderson, for C$40.00 per common share. The total common shares accepted on October 12, 2001 represented approximately 97% of the outstanding Anderson common shares. On October 17, 2001, Devon Energy completed its acquisition of Anderson by a compulsory acquisition under the Canada Business Corporations Act of the remaining 3% of Anderson common shares. The total cost to Devon Energy of acquiring Anderson's outstanding common shares and retiring Anderson's outstanding options and appreciation rights was approximately $3.5 billion.

   On August 14, 2001, Devon Energy and Mitchell announced that Devon Energy will acquire Mitchell for cash and stock. In the transaction, Mitchell stockholders would receive, for each Mitchell common share, $31 cash and 0.585 of a share of Devon Energy common stock. The merger agreement requires Devon Energy to pay approximately $1.6 billion in cash and to issue up to approximately 31.8 million shares of Devon Energy's common stock to Mitchell stockholders and option holders. The cash portion of the purchase price will be funded from a new $3.0 billion senior unsecured term loan credit facility. The transaction is subject to approval by the stockholders of both companies, as well as certain regulatory approvals. If approved, the transaction is expected to be consummated shortly after the stockholder meetings.

                         SUMMARY OF THE EXCHANGE OFFER

   On October 3, 2001, we issued $1.75 billion aggregate principal amount of unregistered 6.875% notes due 2011 and $1.25 billion aggregate principal amount of unregistered 7.875% debentures due 2031. Our obligations under the unregistered securities are fully and unconditionally guaranteed by Devon Energy. On the same day, we, Devon Energy and the initial purchasers of the unregistered securities entered into a registration rights agreement in which we and Devon Energy agreed that you, as a holder of unregistered securities, would be entitled to exchange your unregistered securities for exchange securities registered under the Securities Act but otherwise having terms identical in all material respects to the unregistered securities. This exchange offer is intended to satisfy these rights. After the exchange offer is completed, you will no longer be entitled to any registration rights with respect to your securities. The exchange securities will be our obligations and will be entitled to the benefits of the indenture relating to the unregistered securities. Our obligations under the exchange securities will also be fully and unconditionally guaranteed by Devon Energy. The form and terms of the exchange securities are identical in all material respects to the form and terms of the unregistered securities, except:

    . the exchange securities have been registered under the Securities Act, and therefore will contain no restrictive legends;

    .  the exchange securities will not have registration rights; and

    .  the exchange securities will not have rights to additional interest.

   For additional information on the terms of the exchange offer, see "The Exchange Offer."

The Exchange Offer            We are offering to exchange $1,000 principal
                              amount of:

                               . 6.875% notes due 2011 which have been
                                 registered under the Securities Act for each $1,000 principal amount of our outstanding unregistered 6.875% notes (as of the date of this prospectus, $1.75 billion in aggregate principal amount of our unregistered 6.875% notes due 2011 are outstanding)

                               . 7.875% debentures due 2031 which have been
                                 registered under the Securities Act for each $1,000 principal amount of our outstanding unregistered 7.875% debentures (as of the date of this prospectus, $1.25 billion in aggregate principal amount of our unregistered 7.875% debentures due 2031 are outstanding)

Expiration of the             The exchange offer will expire at 5:00 p.m., New
Exchange Offer                York City time, on , 2002, unless we decide to
                              extend the expiration date.


Conditions of the             We will not be required to accept for exchange
Exchange Offer                any unregistered securities, and we may amend or
                              terminate the exchange offer if any of the following conditions or events occurs:

                               . the exchange offer violates applicable law or
                                 any applicable interpretation of the staff of the SEC;

                               . any action or proceeding shall have been
                                 instituted or threatened which might
                                 materially impair our ability to proceed with the exchange offer, or a material adverse development in any existing action or proceeding with respect to us; or

                               . all governmental approvals, which we deem
                                 necessary for the consummation of the exchange offer, have not been obtained.


                              We will give oral or written notice of any non-acceptance, amendment or termination to the registered holders of the unregistered securities as promptly as practicable. We reserve the right to waive any conditions of the exchange offer.

Resale of Exchange
Securities                    Based on interpretative letters of the SEC staff
                              to third parties unrelated to us, we believe that you can resell and transfer the exchange securities you receive pursuant to this exchange offer, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

                               . any exchange securities to be received by you
                                 will be acquired in the ordinary course of your business;

                               . you are not engaged in, do not intend to
                                 engage in and have no arrangement or
                                 understanding with any person to participate in the distribution of the exchange securities;

                               . you are not an "affiliate" (as defined in Rule
                                 405 under the Securities Act) of us or Devon
                                 Energy or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

                               . if you are a broker-dealer, you have not
                                 entered into any arrangement or understanding with us or Devon Energy or any "affiliate" of us or Devon Energy (within the meaning of Rule 405 under the Securities Act) to distribute the exchange securities; and

                               . if you are a broker-dealer, you will receive
                                 exchange securities for your own account in exchange for unregistered securities that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange securities.

                              If you wish to accept the exchange offer, you must represent to us that these conditions have been met.

Accrued Interest on           The exchange securities will accrue interest from
 the Exchange                 the date interest was last paid on the
Securities and                unregistered securities. If no interest was paid
Unregistered Securities       on your unregistered securities, your exchange
                              securities will accrue interest from and including October 3, 2001. We will pay interest on the exchange securities semiannually on March
                              30 and September 30 of each year.

Procedures for                If you wish to participate in the exchange offer,
Tendering                     you must transmit a properly completed and signed
Unregistered Securities       letter of transmittal, and all other documents
                              required by the letter of transmittal, to the
                              exchange agent at the address set forth in the
                              letter of transmittal. These materials must be
                              received by the exchange agent before 5:00 p.m.,
                              New York City time, on     , 2002, the expiration
                              date of the exchange offer. You must also provide:

                               . a confirmation of any book-entry transfer of
                                 unregistered securities tendered
                                 electronically into the exchange agent's account with DTC, Euroclear or Clearstream, and you must comply with DTC's, Euroclear's or Clearstream's respective standard operating procedures for electronic tenders, by which you will agree to be bound in the letter of transmittal; or

                               . physical delivery of your unregistered
                                 securities to the exchange agent's address as set forth in the letter of transmittal, and the letter of transmittal must also contain the representations you must make to us as described under "The Exchange
                                 Offer--Procedures for Tendering."

Special Procedures            If you are a beneficial owner of unregistered
for Beneficial Owners         securities that are held through a broker,
                              dealer, commercial bank, trust company or other nominee and you wish to tender such unregistered securities, you should contact the person promptly and instruct the person to tender your unregistered securities on your behalf.

Guaranteed Delivery           If you cannot meet the expiration deadline, or
Procedures for                you cannot deliver your unregistered securities,
Unregistered Securities       the letter of transmittal or any other required
                              documentation, or comply with DTC's, Euroclear's or Clearstream's respective standard operating procedures for electronic tenders on time, you may tender your unregistered securities according to the guaranteed delivery procedures set forth under "The Exchange Offer--Guaranteed Delivery
                              Procedures."


Withdrawal Rights             You may withdraw the tender of your unregistered
                              securities at any time prior to 5:00 p.m., New
                              York City time, on     , 2002, the expiration
                              date.

Consequences of               If you are eligible to participate in this
Failure to Exchange           exchange offer and you do not tender your
                              unregistered securities as described in this prospectus, you will not have any further registration rights. In that case, your unregistered securities will continue to be subject to restrictions on transfer. As a result of the restrictions on transfer and the availability of exchange securities, the unregistered securities are likely to be much less liquid than before the exchange offer. The unregistered securities will, after the exchange offer, bear interest at the same rate as the exchange securities.

Certain U.S. Federal          The exchange of the unregistered securities for
Income Tax Consequences       exchange securities pursuant to the exchange
                              offer will not be a taxable exchange for U.S.
                              federal income tax purposes.

Use of Proceeds               We will not receive any proceeds from the
                              issuance of exchange securities pursuant to the exchange offer.

Exchange Agents for           The Chase Manhattan Bank, the trustee under the
Unregistered Securities       indenture for the unregistered securities, is
                              serving as the exchange agent in connection with the exchange offer. The Chase Manhattan Bank can be reached at 55 Water Street, Room 234, New
                              York, New York 10042; its telephone number is
                              (212) 638-0459 and its facsimile number is (212)
                              638-7380.

                SUMMARY DESCRIPTION OF THE EXCHANGE SECURITIES

   The following summarized description of the exchange securities is subject to a number of important exceptions and qualifications. For additional information on the terms of the exchange securities, see "Description of the Securities."

Issuer                        Devon Financing Corporation, U.L.C.

Guarantor                     Devon Energy Corporation

Exchange Securities            . $1,750,000,000 aggregate principal amount of
                                 registered 6.875% notes due to mature on September 30, 2011

                               . $1,250,000,000 aggregate principal amount of
                                 registered 7.875% debentures due to mature on September 30, 2031

Guarantee                     Devon Energy will fully and unconditionally
                              guarantee the due and punctual payment of the principal of, premium, if any, additional amounts, if any, interest on the securities and any other obligations of ours under the securities when and as they become due and payable, whether at maturity, upon redemption, by acceleration or otherwise if we are unable to satisfy these obligations. The guarantee provides that, in the event of a default on the securities, the holders of the securities may institute legal proceedings directly against
                              Devon Energy to enforce the guarantee without first proceeding against us. See "Description of the Securities--Guarantee."

Interest Payment Dates        Payable on March 30 and September 30 of each year
                              beginning on March 30, 2002, and continuing to September 30, 2011 for the exchange notes and to September 30, 2031 for the exchange debentures.

Optional Redemption           We may redeem some or all of the exchange
                              securities, in whole or in part, at any time, at prices set forth in this prospectus, including premium, if any, additional amounts, if any, and accrued and unpaid interest. See "Description of the Securities--Optional Redemption."

                              We may elect to redeem all, but not part, of the exchange notes and all, but not part, of the exchange debentures at any time if particular changes occur in the laws or regulations governing Canadian withholding taxes. See "Description of the Securities--Optional Redemption for Changes in Canadian Withholding Taxes."

Ranking The securities will be our unsecured and unsubordinated obligations ranking equal to our other outstanding unsecured and unsubordinated indebtedness, if any. Devon Energy's guarantee of our obligations under the securities is a direct, unsecured and unsubordinated obligation of Devon Energy and will rank equally with all of its other unsecured and unsubordinated obligations. See "Description of the Securities--Guarantee."

Covenants                     The indenture limits both our and Devon Energy's
                              ability to incur liens and to enter into mergers, consolidations, or transfers of all or substantially all of our or Devon Energy's assets unless the successor company assumes our or Devon
                              Energy's obligations under the indenture. These covenants are subject to a number of important qualifications and limitations. See "Description of the Securities--Covenants."

Additional Amounts            In the event that either we or Devon Energy are
                              required to withhold or deduct on account of any Canadian taxes due from any payment made under or with respect to the securities or the guarantee, as the case may be, we or Devon Energy, as the case may be, will pay additional amounts so that the net amount received by each holder of securities will equal the amount that the holder would have received if the Canadian taxes had not been required to be withheld or deducted. See
                              "Description of the Securities--Payment of
                              Additional Amounts."

                                 RISK FACTORS

   You should consider carefully the following factors, as well as the other information set forth or incorporated by reference in this prospectus (including the risks and other disclosure that are presented in Devon Energy's Annual Report on Form 10-K for the year ended December 31, 2000), before tendering your unregistered securities in the exchange offer.

Risk Relating to the Exchange Offer

Holders who fail to exchange their unregistered securities will continue to be subject to restrictions on transfer.

   If you do not exchange your unregistered securities for exchange securities in the exchange offer, you will continue to be subject to the restrictions on transfer of your unregistered securities described in the legend on the certificates for your unregistered securities. The restrictions on transfer of your unregistered securities arise because we issued the unregistered securities under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the unregistered securities if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register any sale of the unregistered securities under the Securities Act. For further information regarding the consequences of tendering your unregistered securities in the exchange offer, see the discussions below under the captions "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Unregistered Securities" and "Material United States and Canadian Income Tax Consequences."

   We believe that exchange securities issued in exchange for unregistered securities pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the exchange securities under the Securities Act or delivering a prospectus so long as you (1) are not one of our "affiliates," which is defined in Rule 405 of the Securities Act and (2) acquire the exchange securities in the ordinary course of your business and, unless you are a broker dealer, you do not have any arrangement or understanding with any person to participate in the distribution of the exchange securities. Our belief is based on interpretations by the SEC's staff in no-action letters issued to third parties. Please note that the SEC has not considered our exchange offer in the context of a no-action letter, and the SEC's staff may not make a similar determination with respect to our exchange offer.

   Unless you are a broker-dealer, you must acknowledge that you are not engaged in, and do not intend to engage in, a distribution of the exchange securities and that you have no arrangement or understanding to participate in a distribution of the exchange securities. If you are one of our affiliates, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of exchange securities acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC's staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

   If you are a broker-dealer and receive exchange securities for your own account pursuant to the exchange offer, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange securities. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. If you are a broker-dealer, you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange securities received in exchange for unregistered securities acquired by you as a result of market-making or other trading activities. For a period of 180 days after the date of this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any resale. See "Plan of Distribution."

   In addition, you may offer or sell the exchange securities in certain jurisdictions only if they have been registered or qualified for sale there, or an exemption from registration or qualification is available and is complied with. Subject to the limitations specified in the registration rights agreements relating to the unregistered securities, we will register or qualify the exchange securities for offer or sale under the securities laws of any jurisdictions that you reasonably request in writing. Unless you request that the sale of the exchange securities be registered or qualified in a jurisdiction, we currently do not intend to register or qualify the sale of the exchange securities in any jurisdiction.

You must comply with the exchange offer procedures in order to receive exchange securities.

   Subject to the conditions set forth under "The Exchange Offer--Conditions to the Exchange Offer," delivery of exchange securities in exchange for unregistered securities tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

    . Certificates for unregistered securities or a book-entry confirmation of a book-entry transfer of unregistered securities into the exchange agent's account at The Depository Trust Company, New York, New York as depository, including an agent's message (as defined) if the tendering holder does not deliver a letter of transmittal;

    . a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message in lieu of the letter of transmittal; and

    .  any other documents required by the letter of transmittal.

   Therefore, holders of unregistered securities who would like to tender unregistered securities in exchange for exchange securities should be sure to allow enough time for the unregistered securities to be delivered on time. We are not required to notify you of defects or irregularities in tenders of unregistered securities for exchange. Unregistered securities that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See "The Exchange Offer--Procedures for Tendering Unregistered Securities" and "The Exchange Offer--Consequences of Exchanging or Failing to Exchange Unregistered Securities."

Some holders who exchange their unregistered securities may be deemed to be underwriters.

   If you exchange your unregistered securities in the exchange offer for the purpose of participating in a distribution of the exchange securities, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

There is no public market for the exchange securities and we cannot be sure an active trading market for the exchange securities will develop.

   There is no established trading market for the exchange securities, and we cannot assure you that an active trading market will develop for the exchange securities. Although the initial purchasers have informed us that they currently intend to make a market in the exchange securities, they have no obligation to do so and may discontinue making a market at any time without notice.

   The liquidity of any market for the exchange securities and their future trading prices will depend upon the number of holders of the exchange securities, the performance of Devon Energy, prevailing interest rates, the market for similar securities, the interest of securities dealers in making a market in the exchange securities and other factors. A liquid trading market may not develop for the exchange securities. If no active trading market develops, you may not be able to resell your exchange securities at their fair market value or at all. If a market develops, the exchange securities could trade at prices that may be lower than the initial offering price of the unregistered securities. In addition, to the extent unregistered securities are tendered and accepted in the exchange offer, the trading market, if any, for the unregistered securities would be adversely affected. We do not intend to apply for listing of the exchange securities on any securities exchange.

Risks Relating to an Investment in Us

We are newly formed and have no assets or operations.

   We were formed on September 12, 2001, and are a holding company and a wholly owned finance subsidiary of Devon Energy Corporation (Oklahoma), which in turn is a wholly owned subsidiary of Devon Energy. We have no properties or operations other than accessing bank and capital markets on behalf of the Canadian subsidiaries of Devon Energy. Therefore, our ability to meet our obligations under the securities may be limited. In addition, we have agreed to provide unsecured and unsubordinated guarantees for Devon Energy's senior bank indebtedness.

Risks Relating to an Investment in Devon Energy

Devon Energy depends upon payments from its subsidiaries.

   Devon Energy is a holding company and conducts substantially all of its operations through subsidiaries. Devon Energy's principal sources of cash are external financings, dividends and advances from its subsidiaries, investments, payments by subsidiaries for services rendered and interest payments from subsidiaries on cash advances. The amount of cash and income available to Devon Energy from its subsidiaries largely depends upon each subsidiary's earnings and operating capital requirements. The terms of some of those subsidiaries' borrowing arrangements limit payments and transfer of funds. In addition, the ability of those subsidiaries to make any payments or transfer funds will depend on the subsidiaries' earnings, business and tax considerations and legal restrictions. Failure to receive adequate cash and income from its subsidiaries could jeopardize Devon Energy's full and unconditional guarantee of our obligations under the securities if we default on any of our obligations.

Claims of holders of the securities rank junior to those of creditors of Devon Energy's subsidiaries.

   Devon Energy's obligations under its guarantee will rank equally with its other outstanding unsecured and unsubordinated obligations. However, as a result of the holding company structure of Devon Energy, its guarantee of our obligations under the securities will effectively rank junior to all existing and future debt, trade payables and other liabilities of the subsidiaries of Devon Energy. Any right of Devon Energy and its creditors to participate in the assets of any of Devon Energy's subsidiaries upon any liquidation or reorganization of any subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors, except to the extent that Devon Energy may be a creditor of the subsidiary.

The combined company's debt level may limit its financial flexibility.

   As of September 30, 2001, Devon Energy had approximately $2.0 billion of total debt and a total debt to total capital ratio of 26% as calculated under the provisions of Devon Energy's revolving credit facilities and its new $3 billion credit facility. After giving effect to the issuance of the unregistered securities and Devon Energy's financing of the Anderson acquisition and the cash portion of the Mitchell acquisition, as of September 30, 2001, the combined company would have had approximately $8.3 billion of total debt and a total debt to total capital ratio of 59%. The combined company may also incur additional debt in the future, including in connection with other acquisitions. The level of the combined company's debt could have several important effects on the combined company's future operations, including, among others:

    . a significant portion of the combined company's cash flow from operations will be dedicated to the payment of principal and interest on the debt and will not be available for other purposes;

    .  rating agencies may view the combined company's debt level negatively;

    . covenants contained in Devon Energy's existing debt arrangements, including those contained in Devon Energy's new $3.0 billion senior unsecured credit facility that was used to finance a portion of the Anderson acquisition and will be used to finance the cash portion of the Mitchell acquisition, will require the combined company to meet financial tests that may affect the combined company's flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

    . the combined company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited;

    . the combined company may be at a competitive disadvantage to similar companies that have less debt; and

    . the combined company's vulnerability to adverse economic and industry conditions may increase.

Devon Energy may not succeed at divesting assets or may fail to do so on favorable terms.

   Devon Energy intends to divest certain assets and use the proceeds from those divestitures to repay indebtedness. Devon Energy may be unable to effect those divestitures or may be able to make those divestitures only on unfavorable terms. This may result in Devon Energy being unable to reduce its indebtedness to the extent desired, which may result in higher than expected financing costs and limit Devon Energy's financial flexibility in the future.

Devon Energy's offshore operations are exposed to the risk of tropical weather disturbances.

   Some of Devon Energy's production and reserves are located offshore in the Gulf of Mexico. Operations in this area are subject to tropical weather disturbances. Some of these disturbances can be severe enough to cause substantial damage to facilities and possibly interrupt production. Losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. We cannot assure you that Devon Energy will be able to maintain adequate insurance in the future at rates it considers reasonable or that any particular types of coverage will be available. An event that is not fully covered by insurance could have a material adverse effect on Devon Energy's financial position and results of operations.

Devon Energy is subject to uncertainties of foreign operations.

   Devon Energy has significant international operations in Azerbaijan, South America, Southeast Asia and West Africa. Local political, economic and other uncertainties may adversely affect these operations. These uncertainties include:

    . general strikes and civil unrest, such as those that occurred in Argentina and Indonesia;

    . the risk of war, acts of terrorism, expropriation, forced renegotiation or modification of existing contracts;

    . import and export regulations in China, Brazil, Egypt and other countries;

    . taxation policies, including royalty and tax increases and retroactive tax claims, and investment;

    .  transportation regulations and tariffs;

    . exchange controls, currency fluctuations, devaluation or other activities that limit or disrupt markets and restrict payments or the movement of funds, such as in Brazil and Argentina;

    . laws and policies of the United States affecting foreign trade including trade sanctions applicable to Azerbaijan;

    . the possibility of being subject to exclusive jurisdiction of foreign courts in connection with legal disputes relating to license to operate and concession rights in countries where Devon Energy currently operates;

    . the possible inability to subject foreign persons to the jurisdiction of courts in the United States; and

    . difficulties in enforcing Devon Energy's rights against a governmental agency because of the doctrine of sovereign immunity and foreign sovereignty over international operations in China and elsewhere.

Devon Energy may incur a tax liability as a result of its 1999 merger with PennzEnergy.

   On August 17, 1999, Devon Energy completed a merger with PennzEnergy Company. If PennzEnergy's distribution to its stockholders of the stock of Pennzoil-Quaker State Company in December 1998 were to be considered part of a plan or series of related transactions that includes the merger of Devon Energy with PennzEnergy, Devon Energy would recognize gain under Section 355(e) of the Internal Revenue Code. Any transaction within a four-year period beginning two years before the distribution is presumed to be a part of such a plan. Devon Energy may not be able to overcome this presumption. Devon Energy estimates its potential tax liability if it cannot overcome this presumption to be $16 million in additional tax for 1998 and for the elimination of approximately $183 million in net operating loss carryovers.

Reported oil, natural gas and plant NGL reserve data and future net revenue estimates are uncertain.

   Estimates of reserves are projections based on engineering data, projected future rates of production and the timing of future expenditures. Devon Energy's estimates of its proved oil, natural gas and plant NGL reserves and projected future net revenue are based on reserve reports that Devon Energy prepares and on the reports of independent consulting petroleum engineers that it hires for that purpose. The process of estimating oil, natural gas and plant NGL reserves requires substantial judgment, resulting in imprecise determinations, particularly for new discoveries. Different reserve engineers may make different estimates of reserve quantities and related revenue based on the same data. Future performance that deviates significantly from the reserve reports could have a material adverse effect on Devon Energy's financial position and results of operations.

Product prices are volatile, and low prices can adversely impact results.

   The results of operations of Devon Energy are highly dependent on the prices of and demand for natural gas, oil and NGLs. Historically, the markets for natural gas, oil and NGLs have been volatile and are likely to continue to be volatile in the future. Accordingly, the prices received by Devon Energy for natural gas, oil and NGL production depend on numerous factors beyond its control. These factors include, among other things:

    .  the level of ultimate consumer product demand;

    .  governmental regulations and taxes;

    .  the price and availability of alternative fuels;

    .  the level of imports and exports of natural gas, oil and NGLs; and

    .  the overall economic environment.

   Any significant decline in prices for natural gas, oil and NGLs, as has occurred from time to time in the past, could have a material adverse effect on Devon Energy's financial condition, results of operations and quantities of reserves recoverable on an economic basis. Should the oil and gas industry experience significant price declines or other adverse market conditions, the combined company may not be able to generate sufficient cash flows from operations to meet its obligations, including those under the securities and make planned capital expenditures.

Risks Relating to the Acquisitions of Anderson and Mitchell

Devon Energy may not be able to integrate the operations of Devon Energy, Anderson and Mitchell successfully.

   The acquisitions will present challenges to management, including the integration of the operations, technologies and personnel of Devon Energy, Anderson and Mitchell. For example, the addition of Mitchell will substantially increase the midstream business (i.e., gas processing and similar activities) of Devon Energy. Devon Energy's acquisition of Anderson presents similar integration challenges, significantly increasing Devon Energy's Canadian operations. Moreover, the simultaneous integration of Devon Energy, Anderson and Mitchell into one combined company will necessarily involve more risk than if only two companies were being integrated. The acquisitions will also include other risks commonly associated with similar transactions, including unanticipated liabilities, unanticipated costs and diversion of management's attention. Any difficulties that Devon Energy encounters in the transition and integration processes could have an adverse effect on the revenue, level of expenses and operating results of the combined company. The combined company may also experience operational interruptions or the loss of key employees, customers or suppliers. As a result, Devon Energy may not realize any of the anticipated benefits of the acquisitions.

Devon Energy expects to incur significant costs in connection with the acquisitions.

   Devon Energy expects to incur costs of approximately $125 million related to the Anderson acquisition and $90 million related to the Mitchell acquisition. These costs will include investment banking expenses, severance, legal and accounting fees, printing expenses and other related charges incurred by Devon Energy, Anderson and Mitchell. Devon Energy may also incur additional unanticipated costs and expenses in connection with the acquisitions. In addition, Devon Energy expects to incur approximately $50 million of costs in connection with its financing of the Anderson acquisition and the cash portion of the Mitchell acquisition.

Mitchell's significant investment in the Barnett Shale in North Texas may not generate the benefits expected by Devon Energy.

   Devon Energy believes that a significant portion of Mitchell's value and future potential is tied to its assets in the Barnett Shale in North Texas. To the extent that these assets do not generate the return expected of them, the benefits of the Mitchell acquisition to Devon Energy will be reduced.

The combined company may not realize the accretion to various financial measurements that Devon Energy expects to result from the acquisitions.

   Devon Energy expects the Mitchell acquisition to be accretive to its reserves per share, production per share and cash margin (i.e., revenue less cash expenses) per share on a pro forma basis to varying degrees, although the combination of both Anderson and Mitchell with Devon Energy is expected to be dilutive to earnings per share in the near term. However, the Mitchell acquisition may not be accretive to Devon Energy's reserves per share, production per share, cash margin per share or earnings per share for any future periods. It is possible that the Mitchell acquisition or Devon Energy's acquisition of Anderson may, in fact, prove to be dilutive to Devon Energy's actual per share results in the future and it is possible that Devon's acquisition of Anderson and the Mitchell acquisition together will prove to be dilutive to Devon Energy's earnings per share beyond the near term. Future events and conditions which could reduce or eliminate such accretion or cause such dilution include, among other things, adverse changes in:

    .  energy market conditions;

    .  commodity prices for natural gas, oil and NGLs;

    .  maintenance and growth of production levels;

    .  anticipated reserve levels;

    .  future operating results;

    .  competitive conditions;

    .  the effectiveness of technologies;

    .  the availability of capital resources;

    .  laws and regulations affecting the energy business;

    .  capital expenditure obligations; and

    .  general economic conditions.

The combined company will have significant assets located in North Texas, which could heighten its exposure to regulatory and environmental issues.

   Most of Mitchell's assets are located near large population centers in North Texas. This means that the combined company will be particularly sensitive to regulatory or environmental issues relating to these large population centers, which could adversely affect the combined company's operating results.

The combined company may not achieve the benefits that Devon Energy expects from Anderson's properties located in Canada's Northern Frontier area if a sufficient gas pipeline is not built to serve that area.

   There currently is no gas pipeline to deliver to market the amount of natural gas that Devon Energy expects from Anderson's properties located in Canada's Northern Frontier area, sometimes referred to as "North of 60." Plans to build a gas pipeline that would enable the combined company to deliver natural gas from North of 60 to southern markets have been under consideration for nearly 30 years, but no construction has begun to date. In 1977, Canada and the United States executed a Transit Pipeline Agreement that provided specific requirements for the Alaska Natural Gas Transmission System, a proposed natural gas pipeline which would extend from Alaska through Canada to the United
States. The Transit Pipeline Agreement was documented in the Alaskan Natural
Gas Transportation Act which was ratified by the U.S. Congress in the late 1970's. Approvals to build the pipeline were obtained by Foothills Pipe Lines, Ltd, which was owned 50% by Westcoast Energy Inc. and 50% by TransCanada Pipelines, Ltd. However, the pipeline has not been built and there is considerable discussion occurring within the United States and Canada about what requirements will be necessary for a pipeline to transport gas from Alaska and/or the MacKenzie Delta/Beaufort Sea area through Canada to the United States. Whether such a gas pipeline will be built and, if built, the timing of its construction and the gas pipeline's location and capacity are uncertain and depend on a number of factors that are beyond Devon Energy's control, including:

    .  the overall economic environment;

    . political concerns, including relations between Canada and the United States and relations among Canadian provinces and territories;

    . possible legislative and regulatory changes in both Canada and the United States; and

    .  related environmental risks and issues.

   If a gas pipeline with sufficient capacity to deliver natural gas from North of 60 to southern markets is not built, the combined company will not achieve the benefits that Devon Energy expects from its North of 60 properties.

                      DEVON FINANCING CORPORATION, U.L.C.

   We were formed as an unlimited liability company under the Companies Act of Nova Scotia on September 12, 2001. We are a wholly owned finance subsidiary of Devon Energy Corporation (Oklahoma), which in turn is a wholly owned subsidiary of Devon Energy. Our registered office is located at 1959 Upper Water Street, Suite 800, Halifax, Nova Scotia, B3J 2X2. We are a holding company whose only business is to access bank and capital markets on behalf of the Canadian subsidiaries of Devon Energy. Otherwise, we conduct no independent business and own no properties.

                           DEVON ENERGY CORPORATION

   Devon Energy is an independent energy company engaged primarily in oil and natural gas exploration, development and production and in the acquisition of producing properties. Devon Energy currently ranks among the five largest U.S.-based independent oil and natural gas companies in terms of oil and natural gas reserves, oil and natural gas production, equity market capitalization and enterprise value (meaning total equity market capitalization plus long-term debt). As of December 31, 2000, Devon Energy owned proved oil and natural gas reserves of 1.1 billion Boe. Approximately 53% of these reserves were natural gas and 47% were oil and NGLs. North American proved reserves accounted for 75% of Devon Energy's total reserves and were weighted 62% to natural gas.

   Devon Energy's North American reserves are concentrated in four operating divisions:

    . the Gulf Division, which includes oil and natural gas properties located primarily onshore in South Texas and South Louisiana and offshore in the Gulf of Mexico;

    . the Rocky Mountain Division, which includes oil and natural gas properties located in the Rocky Mountains area of the United States ranging from the Canadian border south into northern New Mexico;

    . the Permian/Mid-Continent Division, which includes oil and natural gas properties located in the United States other than those included in the Gulf Division and Rocky Mountain Division; and

    . the Canadian Division, which includes properties in the Western Canadian Sedimentary Basin in Alberta and British Columbia.

   Devon Energy's proved reserves outside of North America totaled approximately 278 MMBoe as of December 31, 2000. Its international activities are concentrated in four core areas:

    .  Azerbaijan;

    .  South America, which includes Argentina and Brazil;

    .  Southeast Asia, which includes Indonesia and China; and

    .  West Africa and Egypt.

   In addition to proved oil and natural gas properties, Devon Energy had an inventory of exploration acreage of approximately 17.6 million net acres as of December 31, 2000. This includes 5.4 million net acres in North America.

   In August 2001, Devon announced proposed acquisitions of Anderson and Mitchell. Devon Energy completed the acquisition of Anderson in October 2001. The acquisition of Mitchell awaits stockholder approval and the satisfaction of other closing conditions.

   On a pro forma basis after the two acquisitions:

    . Devon Energy's total proved oil and gas reserves would be approximately 2 billion Boe, with 1.8 billion Boe in North America; and

    . Devon Energy's North American production for the third quarter of 2001 would be approximately 2.2 Bcf of natural gas per day and 179.4 MBbls of oil and NGLs per day.

Recent Developments

  Acquisition of Anderson

   On October 12, 2001, Devon Energy accepted all of the Anderson common shares tendered by Anderson stockholders pursuant to the Offer to Purchase. In the Offer to Purchase, Devon Energy offered to purchase each outstanding common share, including the associated rights, of Anderson, for C$40.00 per common share. The total common shares accepted on October 12, 2001 represented approximately 97% of the outstanding Anderson common shares. On October 17, 2001, Devon Energy completed its acquisition of Anderson by a compulsory acquisition under the Canada Business Corporations Act of the remaining 3% of Anderson common shares. The total cost to Devon Energy of acquiring Anderson's outstanding common shares and retiring of Anderson's outstanding options and appreciation rights was approximately $3.5 billion.

   Devon Energy financed a portion of the Anderson acquisition with proceeds from its issuance of the unregistered securities on October 3, 2001 through us. The remainder of the purchase price was funded with borrowings under a $3.0 billion senior unsecured credit facility Devon Energy entered into on October 12, 2001 with UBS AG, Stamford Branch; UBS Warburg LLC; Bank of America, N.A. and Banc of America Securities LLC. The new credit facility has a term of five years and the interest rates on borrowings are determined based on a formula set forth in the facility.

  Acquisition of Mitchell

   On August 14, 2001, Devon Energy and Mitchell announced that Devon Energy entered into an agreement to acquire Mitchell for cash and stock in a transaction whereby Mitchell will merge with and into a wholly owned subsidiary of Devon Energy, with that wholly owned subsidiary being the surviving entity. Under the terms of the merger agreement, Mitchell stockholders will receive, for each share of Mitchell common stock, $31.00 in cash and 0.585 shares of Devon Energy's common stock. The merger agreement requires Devon Energy to pay approximately $1.6 billion in cash and to issue up to approximately 31.8 million shares of Devon Energy's common stock to Mitchell stockholders and option holders.

   The acquisition is subject to approval by the stockholders of both Devon Energy and Mitchell, as well as regulatory approvals and the receipt of legal opinions from counsel for each company as to the treatment of the acquisition for U.S. federal income tax purposes. If the conditions to closing are satisfied, the transaction is expected to be consummated shortly after each company's stockholder meetings.

                                USE OF PROCEEDS

   We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange securities of a particular series as contemplated in this prospectus, we will receive in exchange outstanding unregistered securities of the corresponding series in like principal amount. The unregistered securities surrendered in exchange for the exchange securities will be retired and cancelled and cannot be reissued. Accordingly, issuance of the exchange securities will not result in any change in our indebtedness.

                      RATIO OF EARNINGS TO FIXED CHARGES

   Devon Energy's ratio of earnings to fixed charges for each of the periods set forth below has been computed on a consolidated basis and should be read in conjunction with Devon Energy's consolidated financial statements, including the accompanying notes, incorporated by reference in this prospectus.



                                                                Nine months
                                      Year ended December 31,      ended
                                      ------------------------ September 30,
                                      1996 1997 1998 1999 2000     2001
                                      ---- ---- ---- ---- ---- -------------
   Ratio of earnings to fixed charges 5.43  --   --   --  8.11     9.83

   For the years ended December 31, 1997, 1998 and 1999, earnings were insufficient to cover fixed charges by $340.2 million, $362.0 million and $199.4 million, respectively.

   Devon Energy's ratios of earnings to fixed charges were computed based on:

    . "earnings," which consist of earnings before income taxes, plus fixed charges; and

    . "fixed charges," which consist of interest expense, including the amortization of costs relating to the indebtedness and the amortization of premiums recorded, distributions on preferred securities of subsidiary trusts, amortization of costs relating to the offering of the preferred securities of subsidiary trusts, and the estimated portion of rental expense attributable to interest.

                                CAPITALIZATION

   The following table sets forth Devon Energy's capitalization as of September 30, 2001 on a historical basis and on a pro forma as adjusted basis giving effect to the acquisition of Anderson. The total debt to total capitalization ratios shown below are calculated in the manner set forth in Devon Energy's revolving credit facilities and its new $3 billion credit facility. These facilities provide for adjustments to total long-term debt and total stockholders' equity from those amounts shown below. The following table should be read in conjunction with the unaudited pro forma financial data incorporated by reference in this prospectus and the consolidated financial statements of Devon Energy and Anderson incorporated by reference in this prospectus.

                                                                              As of September 30, 2001
                                                                          --------------------------------
                                                                                               Pro Forma
                                                                               Devon        as Adjusted for
                                                                               Energy          Anderson
                                                                             Historical       Acquisition
                                                                          ---------------   ---------------
                                                                          (in thousands, except for ratios)
Long-term debt:
   Historical long-term debt............................................. $     1,984,777   $    2,688,985
   Long-term debt to be issued under the $3 billion, five year term loan
     facility............................................................              --          745,929
   $3 billion of long-term notes and debentures, net of discounts........              --        2,990,845
                                                                          ---------------   --------------
       Total long-term debt..............................................       1,984,777        6,425,759
                                                                          ---------------   --------------
Stockholders' equity:
   Preferred stock.......................................................           1,500            1,500
   Common stock..........................................................          12,977           12,977
   Additional paid-in capital............................................       3,594,814        3,594,814
   Retained earnings.....................................................         380,049          380,049
   Accumulated other comprehensive loss..................................         (29,542)         (29,542)
   Unamortized restricted stock awards...................................        (190,387)        (190,387)
   Treasury stock........................................................            (406)            (406)
                                                                          ---------------   --------------
       Total stockholders' equity........................................       3,769,005        3,769,005
                                                                          ---------------   --------------
          Total capitalization........................................... $     5,753,782   $   10,194,764
                                                                          ===============   ==============
Total debt to total capitalization ratios................................              26%              60%

              SELECTED HISTORICAL FINANCIAL DATA OF DEVON ENERGY

   Devon Energy has provided the following information to aid in your analysis of Devon Energy's financial condition. Devon Energy derived this information from audited financial statements for the years 1996 through 2000 and from unaudited financial statements for the nine months ended September 30, 2000 and 2001. In the opinion of Devon Energy's management, the unaudited interim information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of Devon Energy's results of operations and financial condition for the nine months ended September 30, 2000 and 2001. Results for interim periods should not be considered indicative of results for any other periods or for the year.

   This information is only a summary. You should read it along with Devon Energy's historical financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Devon Energy's annual reports, quarterly reports and other information on file with the SEC and incorporated by reference into this prospectus. See "Where You Can Find More Information."

                                                                                                    Nine months ended
                                                          Year ended December 31,                     September 30
                                          ------------------------------------------------------- ---------------------
                                            1996       1997       1998        1999        2000       2000       2001
                                          --------  ----------  ---------  ----------  ---------- ---------- ----------
                                                            (in thousands, except for per share data)
Selected historical consolidated
 statement of operations data:
Oil, gas and NGL revenue................. $833,787  $  966,268  $ 681,978  $1,256,872  $2,718,445 $1,879,603 $2,292,404
Other revenue............................   36,470      48,255     24,248      20,596      65,658     54,438     43,060
                                          --------  ----------  ---------  ----------  ---------- ---------- ----------
  Total revenue.......................... $870,257  $1,014,523  $ 706,226  $1,277,468  $2,784,103 $1,934,041 $2,335,464
                                          ========  ==========  =========  ==========  ========== ========== ==========
Earnings (loss) before extraordinary item
 and cumulative effect of change in
 accounting principle.................... $157,003  $ (218,191) $(235,885) $ (149,944) $  730,342 $  423,433 $  571,937
Extraordinary item.......................   (6,000)         --         --      (4,200)         --         --         --
Cumulative effect of change in
 accounting principle....................       --          --         --          --          --         --     49,452
                                          --------  ----------  ---------  ----------  ---------- ---------- ----------
Net earnings (loss)...................... $151,003  $ (218,191) $(235,885) $ (154,144) $  730,342 $  423,433 $  621,389
                                          ========  ==========  =========  ==========  ========== ========== ==========
Net earnings (loss) per share -- basic:
  Earnings (loss) before extraordinary
   item and cumulative effect of
   change in accounting principle........ $   2.08  $    (3.35) $   (3.32) $    (1.64) $     5.66 $     3.27 $     4.40
  Extraordinary item.....................    (0.11)         --         --       (0.04)         --         --         --
  Cumulative effect of change in
   accounting principle..................       --          --         --          --          --         --       0.39
                                          --------  ----------  ---------  ----------  ---------- ---------- ----------
  Net earnings (loss).................... $   1.97  $    (3.35) $   (3.32) $    (1.68) $     5.66 $     3.27 $     4.79
                                          ========  ==========  =========  ==========  ========== ========== ==========
Net earnings (loss) per share -- diluted:
  Earnings (loss) before extraordinary
   item and cumulative effect of
   change in accounting principle........ $   2.03  $    (3.35) $   (3.32) $    (1.64) $     5.50 $     3.20 $     4.26
  Extraordinary item.....................    (0.11)         --         --       (0.04)         --         --         --
  Cumulative effect of change in
   accounting principle..................       --          --         --          --          --         --       0.37
                                          --------  ----------  ---------  ----------  ---------- ---------- ----------
  Net earnings (loss).................... $   1.92  $    (3.35) $   (3.32) $    (1.68) $     5.50 $     3.20 $     4.63
                                          ========  ==========  =========  ==========  ========== ========== ==========
Cash dividends per share................. $   0.09  $     0.09  $    0.10  $     0.14  $     0.17 $     0.12 $     0.15
                                          ========  ==========  =========  ==========  ========== ========== ==========

                                                                       As of December 31
                                                     ------------------------------------------------------
                                                                                                                As of
                                                                                                            September 30,
                                                        1996       1997       1998       1999       2000        2001
                                                     ---------- ---------- ---------- ---------- ---------- -------------
                                                                                (in thousands)
Selected historical consolidated
 balance sheet data:
Investment in common stock of ChevronTexaco
 Corporation........................................ $       -- $       -- $       -- $  614,382 $  598,867  $  601,083
Total assets........................................  2,241,890  1,965,386  1,930,537  6,096,360  6,860,478   7,732,490
Debentures exchangeable into shares of
 ChevronTexaco Corporation common stock.............         --         --         --    760,313    760,313     645,461
Other long-term debt................................    361,500    427,037    735,871  1,656,208  1,288,523   1,339,316
Convertible preferred securities of subsidiary trust    149,500    149,500    149,500         --         --          --
Stockholders' equity................................  1,159,772  1,006,546    749,763  2,521,320  3,277,604   3,769,005

                              THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

   When we sold the unregistered securities in October 2001, we entered into a registration rights agreement with the initial purchasers of the unregistered securities. Under the registration rights agreement, we and Devon Energy agreed to:

    . file with the SEC a registration statement relating to the exchange offer under the Securities Act no later than December 17, 2001;

    . use commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or before May 1, 2002; and

    .  complete the exchange offer by June 30, 2002.

   If you participate in the exchange offer, you will, with limited exceptions, receive securities that are freely tradable and not subject to restrictions on transfer. You should read the information in this prospectus under the heading "--Resales of Exchange Securities" for more information relating to your ability to transfer exchange securities.

   The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of unregistered securities in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities laws or blue sky laws of such jurisdiction.

   If you are eligible to participate in this exchange offer and you do not tender your unregistered securities as described in this prospectus, you will not have any further registration rights. In that case, your unregistered securities will continue to be subject to restrictions on transfer under the Securities Act.

  Shelf Registration

   In the registration rights agreement, we and Devon Energy agreed to file a shelf registration statement only if:

    . SEC rules or regulations or the applicable interpretations of the staff of the SEC, we and Devon Energy are not permitted to effect the exchange offer;

    . for any other reason the exchange offer is not completed by June 30, 2002;

    . upon the request of any holder of the unregistered securities, other than an initial purchaser, who is not eligible to participate in the exchange offer; or

    .  upon the request of an initial purchaser under specified circumstances.

  Additional Interest

   If a registration default (as defined below) occurs, we will be required to pay additional interest to each holder of unregistered securities. During the first 90-day period that a registration default occurs, we will pay additional interest equal to 0.25% per annum. At the beginning of the second and any subsequent 90-day period that a registration default is continuing, the amount of additional interest will increase by an additional 0.25% per annum until all registration defaults have been cured. However, in no event will the rate of additional interest exceed 0.50% per annum for each of the unregistered securities. Such additional interest will accrue only for those days that a registration default occurs and is continuing. All accrued additional interest will be paid to the holders of the unregistered securities in the same manner as interest payments on the unregistered securities are made, with payments being made on the interest payment dates for the securities. Following the cure of all registration defaults, no more additional interest will accrue.

   A "registration default" includes any of the following:

    . we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

    . such registration statement is not declared effective by the SEC on or prior to the date specified for such effectiveness;

    . we fail to complete the exchange offer on or prior to the date specified for such completion; or

    . a shelf registration statement that is required to be filed is declared effective but thereafter ceases to be effective or usable during the period specified in the registration rights agreement, subject to certain exceptions for limited periods of time.

   The exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement. The above summary of the registration rights agreement is not complete and is subject to, and qualified by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement that includes this prospectus.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we are offering to exchange $1,000 principal amount of exchange securities for each $1,000 principal amount of unregistered securities. You may tender some or all of your unregistered securities only in integral multiples of $1,000. As of the date of this prospectus, $1.75 billion aggregate principal amount of the unregistered notes and $1.25 billion aggregate principal amount of the unregistered debentures are outstanding.

   The terms of the exchange securities to be issued are identical in all material respects to the unregistered securities, except that the exchange securities have been registered under the Securities Act and, therefore, the certificates for the exchange securities will not bear legends restricting their transfer and the exchange securities will not have any right to additional interest. The exchange securities will be issued under and be entitled to the benefits of the Indenture, dated as of October 3, 2001, among us, Devon Energy, as guarantor, and The Chase Manhattan Bank, as trustee.

   In connection with the issuance of the unregistered securities, we arranged for the unregistered securities to be issued and transferable in book-entry form through the facilities of Euroclear, Clearstream and DTC, acting as a depositary. The exchange securities will also be issuable and transferable in book-entry form through Euroclear, Clearstream and DTC.

   There will be no fixed record date for determining the eligible holders of the unregistered securities that are entitled to participate in the exchange offer. We will be deemed to have accepted for exchange validly tendered unregistered securities when and if we have given oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of unregistered securities for the purpose of receiving exchange securities from us and delivering them to such holders.

   If any tendered unregistered securities are not accepted for exchange because of an invalid tender or the occurrence of certain other events described herein, certificates for any such unaccepted unregistered securities will be returned, without expenses, to the tendering holder thereof as promptly as practicable after the expiration of the exchange offer.

   Holders of unregistered securities who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered securities for exchange securities pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. It is important that you read the section "--Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

   If we successfully complete this exchange offer, any unregistered securities whose holders do not tender or which we do not accept in the exchange offer will remain outstanding and will continue to be subject to restrictions on transfer. The unregistered securities will continue to accrue interest, but, in general, the holders of unregistered securities after the exchange offer will not have further rights under the registration rights agreement, and we will not have any further obligation to register the unregistered securities under the Securities Act. In that case, holders wishing to transfer unregistered securities would have to rely on exemptions from the registration requirements of the Securities Act.

Conditions of the Exchange Offer

   You must tender your unregistered securities in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offer. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange any unregistered securities, and may amend or terminate the exchange offer if:

    . the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC;

    . any action or proceeding shall have been instituted or threatened which might materially impair our ability to proceed with the exchange offer, or a material adverse development in any existing action or proceeding with respect to us; or

    . all governmental approvals, which we deem necessary for the consummation of the exchange offer, have not been obtained.

Expiration Date; Extensions; Amendment; Termination

   The exchange offer will expire 5:00 p.m., New York City time, on    , 2002,
unless, in our sole discretion, we extend it. In the case of any extension, we will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension. We will also notify the registered holders of unregistered securities of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

   To the extent we are legally permitted to do so, we expressly reserve the right, in our sole discretion, to:

    .  delay accepting any unregistered security;

    .  waive any condition of the exchange offer; and

    .  amend the terms of the exchange offer in any manner.

   We will give oral or written notice of any non-acceptance or amendment to the registered holders of the unregistered securities as promptly as practicable. If we consider an amendment to the exchange offer to be material, we will promptly inform the registered holders of unregistered securities of such amendment in a reasonable manner.

   If we or Devon Energy determine in our sole discretion that any of the events or conditions described in "--Conditions of the Exchange Offer" has occurred, we may terminate the exchange offer. If we decide to terminate the exchange offer, we may:

    . refuse to accept any unregistered securities and return any unregistered securities that have been tendered to the holders;

    . extend the exchange offer and retain all unregistered securities tendered prior to the expiration of the exchange offer, subject to the rights of the holders of tendered unregistered securities to withdraw their tendered unregistered securities; or

    . waive the termination event with respect to the exchange offer and accept all properly tendered unregistered securities that have not been withdrawn.

   If any such waiver constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of unregistered securities, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the unregistered securities, if the exchange offer would otherwise expire during that period.

   Any determination by us concerning the events described above will be final and binding upon parties. Without limiting the manner by which we may choose to make public announcements of any extension, delay in acceptance, amendment or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the Exchange Securities

   The exchange securities will accrue interest from the date interest was last paid on the unregistered securities. If no interest was paid on your unregistered securities, your exchange securities will accrue interest from and including October 3, 2001. Interest will be paid on the exchange securities semi-annually on March 30 and September 30 of each year.

Resale of Exchange Securities

   Based upon existing interpretations of the staff of the SEC set forth in several no-action letters issued to third parties unrelated to us, we believe that the exchange securities issued pursuant to the exchange offer in exchange for the unregistered securities may be offered for resale, resold and otherwise transferred by their holders, without complying with the registration and prospectus delivery provisions of the Securities Act, provided that:

    . any exchange securities to be received by you will be acquired in the ordinary course of your business;

    . you are not engaged in, do not intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the unregistered securities or exchange securities;

    .  you are not an "affiliate" (as defined in Rule 405 under the Securities
       Act) of us or Devon Energy or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

    . if you are a broker-dealer, you have not entered into any arrangement or understanding with us or Devon Energy or any "affiliate" of us or Devon Energy (within the meaning of Rule 405 under the Securities Act) to distribute the exchange securities;

    . if you are a broker-dealer, you will receive exchange securities for your own account in exchange for unregistered securities that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of such exchange securities; and

    . you are not acting on behalf of any person or entity that could not truthfully make these representations.

   If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal.

   If you are a broker-dealer that receives exchange securities in exchange for unregistered securities held for your own account, as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange securities. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. The prospectus, as it may be amended or supplemented from time to time, may be used by any broker-dealers in connection with resales of exchange securities received in exchange for unregistered securities. We have agreed that, for a period of 180 days after the date of this prospectus, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any resale.

Clearing of the Exchange Securities

   Upon consummation of the exchange offer, the exchange securities will have different CUSIP, Common Code and ISIN numbers from the unregistered securities.

   Securities that were issued under Regulation S that are not tendered for exchange will continue to clear through Euroclear and Clearstream under their original Common Codes and their ISIN numbers will remain the same. Regulation S securities (unless acquired by a manager as part of their original distribution) may now be sold in the United States or to U.S. persons and, upon any such transfer, a beneficial interest in the Regulation S global securities will be able to be exchanged for an interest in the exchange global security in accordance with procedures established by Euroclear or Clearstream and DTC.

   Beneficial interests in the restricted Regulation S global securities may be transferred to a person who takes delivery in the form of an interest in the Regulation S global securities upon receipt by the trustee of a written certification from the transferor, in the form provided in the indenture, to the effect that the transfer is being made in accordance with Rule 903 or 904 of Regulation S.

   We cannot predict the extent to which beneficial owners of an interest in the Regulation S global securities will participate in the exchange offer. Beneficial owners should consult their own financial advisors as to the benefits to be obtained from exchange.

Procedures for Tendering

   The term "holder" with respect to the exchange offer means any person in whose name unregistered securities are registered on our agent's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose unregistered securities are held of record by DTC, Euroclear or Clearstream who desires to deliver such unregistered securities by book-entry transfer at DTC, Euroclear or Clearstream as the case may be.

   Except in limited circumstances, only a Euroclear participant, Clearstream participant or a DTC participant listed on a DTC securities position listing with respect to the unregistered securities may tender its unregistered securities in the exchange offer. To tender unregistered securities in the exchange offer:

    . holders of unregistered securities that are DTC participants may follow the procedures for book-entry transfer as provided for below under "--Book-Entry Transfer" and in the letter of transmittal; or

    . Euroclear participants and Clearstream participants on behalf of the beneficial owners of unregistered securities are required to use book-entry transfer pursuant to the standard operating procedures of Euroclear or Clearstream, as the case may be, which include transmission of a computer-generated message to Euroclear or Clearstream, as the case may be, in lieu of a letter of transmittal. See the term "agent's message" under "--Book-Entry Transfer."

   In addition, either:

    . the exchange agent must receive any corresponding certificate or certificates representing unregistered securities along with the letter of transmittal; or

    . the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of unregistered securities into the exchange agent's account at DTC, Euroclear or Clearstream according to their respective standard operating procedures for electronic tenders described below and a properly transmitted agent's message described below; or

    . the holder must comply with the guaranteed delivery procedures described below.

   The tender by a holder of unregistered securities will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the unregistered securities held by a holder of unregistered securities are tendered, a tendering holder should fill in the amount of unregistered securities being tendered in the specified box on the letter of transmittal. The entire amount of unregistered securities delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

   The method of delivery of unregistered securities, the letter of transmittal and all other required documents or transmission of an agent's message, as described under "--Book Entry Transfer," to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery prior to the expiration of the exchange offer. No letter of transmittal or unregistered securities should be sent to us but must instead be delivered to the exchange agent. Delivery of documents to DTC, Euroclear or Clearstream in accordance with their respective procedures will not constitute delivery to the exchange agent.

   If you are a beneficial owner of unregistered securities that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered securities, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered securities, either:

    . make appropriate arrangements to register ownership of the unregistered securities in your name; or

    .  obtain a properly completed bond power from the registered holder.

   The transfer of record ownership may take considerable time and may not be completed prior to the expiration date.

   Signatures on a letter of transmittal or a notice of withdrawal as described in "--Withdrawal of Tenders" below, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the unregistered securities tendered pursuant thereto are tendered:

    . by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

    .  for the account of an eligible institution.

   If the letter of transmittal is signed by a person other than the registered holder of any unregistered securities listed therein, the unregistered securities must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the unregistered securities on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the unregistered securities. If the letter of transmittal or

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any unregistered securities or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

   We will determine in our sole discretion all the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered unregistered securities. Our determinations will be final and binding. We reserve the absolute right to reject any and all unregistered securities not validly tendered or any unregistered securities our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular unregistered securities. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered securities must be cured within such time as we will determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of unregistered securities nor shall any of them incur any liability for failure to give such notification. Tenders of unregistered securities will not be deemed to have been made until such irregularities have been cured or waived. Any unregistered securities received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such unregistered securities unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

   In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any unregistered securities that remain outstanding subsequent to the expiration date, and (b) to the extent permitted by applicable law, purchase unregistered securities in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer

   We understand that the exchange agent will make a request promptly after the date of this document to establish accounts with respect to the unregistered securities at DTC, Euroclear or Clearstream for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of unregistered securities by causing DTC to transfer such unregistered securities into the exchange agent's DTC account in accordance with DTC's Automated Tender Offer Program procedures for such transfer. Any participant in Euroclear or Clearstream may make book-entry delivery of Regulation S unregistered securities by causing Euroclear or Clearstream to transfer such securities into the exchange agent's account in accordance with established Euroclear or Clearstream procedures for transfer. The exchange for tendered unregistered securities will only be made after a timely confirmation of a book-entry transfer of the unregistered securities into the exchange agent's account, and timely receipt by the exchange agent of an agent's message.

   The term "agent's message" means a message, transmitted by DTC, Euroclear or Clearstream, as the case may be, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC, Euroclear or Clearstream, as the case may be, has received an express acknowledgment from a participant tendering unregistered securities and that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and we may enforce such agreement against the participant. Delivery of an agent's message will also constitute an acknowledgment from the tendering DTC, Euroclear or Clearstream participant, as the case may be, that the representations contained in the appropriate letter of transmittal and described above are true and correct.

Guaranteed Delivery Procedures

   Holders who wish to tender their unregistered securities and (i) whose unregistered securities are not immediately available, or (ii) who cannot deliver their unregistered securities, the letter of transmittal, or any

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

other required documents to the exchange agent prior to the expiration date, or who cannot complete DTC's, Euroclear's or Clearstream's respective standard operating procedures for electronic tenders before expiration of the exchange offer, may tender their unregistered securities if:

    .  the tender is made through an eligible institution;

    . before expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message in lieu of notice of guaranteed delivery:

       . setting forth the name and address of the holder and the registered number(s), the certificate number or numbers of the unregistered securities tendered and the principal amount of unregistered securities tendered;

       .  stating that the tender offer is being made by guaranteed delivery;
          and

       . guaranteeing that, within three (3) business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the unregistered securities tendered or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

    . the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered unregistered securities in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) business days after expiration of the exchange offer.

   Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their unregistered securities according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

   Except as otherwise provided herein, tenders of unregistered securities may
be withdrawn at any time prior to 5:00 p.m., New York City time,    , 2002, the
expiration date of the exchange offer.

   For a withdrawal to be effective:

    . the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at the address set forth below under "Exchange Agent"; or

    . for DTC, Euroclear or Clearstream participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC, Euroclear or Clearstream.

   Any notice of withdrawal must:

    . specify the name of the person who tendered the unregistered securities to be withdrawn;

    . identify the unregistered securities to be withdrawn, including the certificate number or numbers and principal amount of the unregistered securities to be withdrawn;

    . be signed by the person who tendered the unregistered securities in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

    . specify the name in which the unregistered securities are to be re-registered, if different from that of the withdrawing holder.

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

   If unregistered securities have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream to be credited with the withdrawn unregistered securities and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices, and our determination shall be final and binding on all parties. Any unregistered securities so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange securities will be issued with respect thereto unless the unregistered securities so withdrawn are validly re-tendered. Any unregistered securities which have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder as soon as practicable after withdrawal. Properly withdrawn unregistered securities may be re-tendered by following the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

Consequences of Failure to Exchange

   If you do not tender your unregistered securities to be exchanged in this exchange offer, they will remain "restricted securities" within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they:

    .  may be resold only if (i) registered pursuant to the Securities Act,
       (ii) an exemption from registration is available or (iii) neither registration nor an exemption is required by law; and

    . shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom.

   As a result of the restrictions on transfer and the availability of the exchange securities, the unregistered securities are likely to be much less liquid than before the exchange offer. Following the consummation of the exchange offer, in general, holders of unregistered securities will have no further registration rights under the registration rights agreement.

Exchange Agent

   The Chase Manhattan Bank has been appointed as the exchange agent for the exchange of the unregistered securities. Questions and requests for assistance relating to the exchange of the unregistered securities should be directed to the exchange agent addressed as follows:

                           The Chase Manhattan Bank
                           55 Water Street, Room 234
                           New York, New York 10042
                       Telephone number: (212) 638-0459
                       Facsimile number: (212) 638-7380

Fees and Expenses

   We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph or telephone.

   We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its related reasonable out-of-pocket expenses and accounting and legal fees. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the unregistered securities and in handling or forwarding tenders for exchange.

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

   We will pay all transfer taxes, if any, applicable to the exchange of unregistered securities pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes whether imposed on the registered holder or any other person, if:

    . certificates representing exchange securities or unregistered securities for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of unregistered securities tendered;

    . tendered unregistered securities are registered in the name of any person other than the person signing the letter of transmittal; or

    . a transfer tax is imposed for any reason other than the exchange of unregistered securities under the exchange offer.

   If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

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

                         DESCRIPTION OF THE SECURITIES

   We issued the unregistered securities and will issue the exchange securities under an indenture, dated as of October 3, 2001, among us, Devon Energy and The Chase Manhattan Bank, as trustee. The terms of the exchange securities to be issued are identical in all material respects to the unregistered securities, except that the exchange securities have been registered under the Securities Act, the certificates for the exchange securities will not bear legends restricting their transfer and the exchange securities will not have registration rights or any rights to additional interest. The terms of the securities include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

   The following description is a summary of the material provisions of the indenture. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the securities.

   The securities will be our unsecured and unsubordinated obligations and will rank equally with our other outstanding unsecured and unsubordinated indebtedness. Our obligations under the securities will be fully and unconditionally guaranteed by Devon Energy. The indenture contains no restrictions on the amount of additional indebtedness that we may issue or that Devon Energy may guarantee under the indenture in the future.

Terms and Conditions of the Securities

   Interest on the securities will begin to accrue upon their date of issuance at the rate of:

    .  6.875% per annum for the notes due September 30, 2011; and

    .  7.875% per annum for the debentures due September 30, 2031.

   Interest will be payable semiannually on March 30 and September 30 of each year, beginning March 30, 2002, to the person in whose names the securities are registered at the close of business on the preceding March 15 and September 15, respectively. Interest on the securities will be computed on the basis of a 360-day year comprised of twelve 30-day months.

   On October 3, 2001, we issued $1.75 billion aggregate principal amount of unregistered notes and $1.25 billion aggregate principal amount of unregistered debentures. The notes and debentures constitute separate series of securities under the indenture. Without the consent of the holders of the securities, we may issue and Devon Energy may guarantee additional securities under the indenture having the same ranking and the same interest rate, maturity and other terms as either series of securities. Any additional securities will, together with the securities of the applicable series, constitute a single series of securities under the indenture. No additional securities may be issued or guaranteed if an event of default has occurred with respect to either series of the securities.

Guarantee

   Devon Energy will fully and unconditionally guarantee the due and punctual payment of the principal of, premium, if any, additional amounts, if any, and interest on the securities and any other obligations of ours under the securities when and as they become due and payable, whether at maturity, upon redemption, by acceleration or otherwise, if we are unable to satisfy these obligations. Devon Energy's guarantee of our obligations under the securities will be an unsecured and unsubordinated obligation of Devon Energy and will rank equally with all of its other unsecured and unsubordinated obligations. The guarantee provides that, in the event of a default in payment by us on the securities, the holders of the securities may institute legal proceedings directly against Devon Energy to enforce the guarantee without first proceeding against us.

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

Optional Redemption

   The securities will be redeemable by us, in whole or in part, at any time at a redemption price equal to the greater of:

    . 100% of the principal amount of the securities then outstanding to be redeemed; or

    . the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of the interest accrued to the date of redemption) computed by discounting such payments to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at a rate equal to the sum of 30 basis points plus the adjusted treasury rate, as that term is generally used in the industry, on the third business day prior to the redemption date, as calculated by an independent investment banker.

   We will mail notice of redemption at least 30 days but not more than 60 days before the applicable redemption date to each holder of the securities to be redeemed. If we elect to redeem the securities in part, the trustee will select the securities to be redeemed in a fair and appropriate manner.

   Upon the payment of the redemption price, premium, if any, additional amounts, if any, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the securities or portions thereof called for redemption.

Optional Redemption for Changes in Canadian Withholding Taxes

   The securities will be subject to redemption by us in whole, but not in part, at our option and at any time, on not fewer than 30 nor more than 60 days prior written notice, at 100% of their principal amount, plus accrued and unpaid interest, if any, up to, but not including, the redemption date, in the event that either we, Devon Energy or any other obligor under the securities, as the case may be, has become, or would become, obligated to pay, on the next date on which any amount would be payable with respect to the securities, any additional amounts relating to any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of Canada or any of its provinces or territories or by any authority or agency therein having power to tax, and provided that the obligation to pay additional amounts results from a change in the taxing laws and/or regulations of Canada that is announced or becomes effective on or after the date of initial issuance of the securities.

   Provided, however:

    . no notice of redemption will be given earlier than 60 days prior to the earliest date on which we, Devon Energy or any other obligor under the securities, as the case may be, would be obligated to pay any of these additional amounts if a payment with respect to the securities were then due;

    . at the time any redemption notice is given, the obligation to pay these additional amounts must remain in effect through the redemption date; and

    . we cannot avoid paying the additional amounts by taking reasonable measures available to us that we determine would not have an adverse impact on us.

   Prior to any redemption of the securities under these provisions, we will deliver to the trustee or any paying agent an officer's certificate stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of redemption have occurred.

Covenants

   Various capitalized terms used within this "Covenants" subsection are defined at the end of this subsection.

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

  Liens

   Neither Devon Energy nor any of its Restricted Subsidiaries may incur, issue, assume or guarantee any Debt that is secured by a Mortgage on any Principal Property or on any shares of stock or Indebtedness of any Restricted Subsidiary of Devon Energy, without first effectively providing that the securities (together with, if Devon Energy so determines, any other indebtedness of Devon Energy or its Restricted Subsidiaries that is not subordinate in right of payment to the prior right of payment in full of the securities) will be secured equally and ratably with, or prior to, the incurred, issued, assumed or guaranteed secured Debt, for so long as this secured Debt remains so secured.

   This limitation on the incurrence, issuance, assumption or guarantee of any Debt secured by a Mortgage will not apply to, and there will be excluded from any secured Debt in any computation under this covenant, Debt secured by:

    .  Mortgages existing at the date of the indenture;

    . Mortgages on property of, or on any shares of stock or Indebtedness of, any entity existing at the time the entity is merged into or consolidated with us or Devon Energy or becomes a Restricted Subsidiary of Devon Energy;

    .  Mortgages in favor of Devon Energy or any of its Restricted Subsidiaries;

    .  Mortgages on property, shares of stock or Indebtedness:

    . existing at the time of acquisition thereof, including acquisitions through merger, consolidation or other reorganization;

    . to secure the payment of all or any part of the purchase price thereof or construction thereon; or

    . to secure any Debt incurred prior to, at the time of, or within one year after the later of the acquisition, the completion of construction or the commencement of full operation of the property or within one year after the acquisition of the shares or Indebtedness for the purpose of financing all or any part of the purchase price thereof or construction thereon;

       provided that, if a commitment for the financing is obtained prior to or within this one-year period, the applicable Mortgage will be deemed to be included in this clause whether or not the Mortgage is created within this one-year period;

    . Mortgages in favor of the United States, any state thereof, Canada, or any province thereof, or any department, agency or instrumentality or political subdivision of any of the foregoing, or in favor of any other country or any political subdivision thereof;

    . Mortgages on minerals or geothermal resources in place, or on related leasehold or other property interests, that are incurred to finance development, production or acquisition costs, including but not limited to Mortgages securing advance sale obligations;

    . Mortgages on equipment used or usable for drilling, servicing or operating oil, gas, coal or other mineral properties or geothermal properties;

    . Mortgages required by any contract or statute in order to permit Devon Energy or any of its subsidiaries to perform any contract or subcontract made with or at the request of the United States, any state thereof, Canada, any province thereof, or in favor of any other country or any political subdivision thereof, or any department, agency or instrumentality of any of the foregoing;

    . any Mortgage resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing Debt of Devon Energy or any of its Restricted Subsidiaries or secured Debt of Devon Energy or any of its Restricted Subsidiaries the net proceeds of which are used, substantially concurrent with the funding thereof, and taking into consideration, among other things, required notices to be given to the holders of the outstanding securities in connection with the refunding, refinancing or repurchase thereof, and the required corresponding durations thereof, to refund, refinance or repurchase all of the outstanding securities, including the amount of all accrued interest thereon and reasonable fees and expenses and premiums, if any, incurred by Devon Energy or any of its Restricted Subsidiaries in connection therewith; and

    . any extension, renewal or replacement, or successive extensions, renewals or replacements, of any Mortgage referred to in the foregoing clauses of this covenant, so long as the extension, renewal or replacement Mortgage is limited to all or a part of the same property, including any improvements on the property, shares of stock or Indebtedness that secured the Mortgage so extended, renewed or replaced.

   Notwithstanding anything mentioned above, Devon Energy and any one or more of its Restricted Subsidiaries may incur, issue, assume or guarantee Debt secured by Mortgages that would otherwise be subject to the above restrictions if the aggregate amount of the Debt secured by the Mortgages, together with the outstanding principal amount of all other secured Debt of Devon Energy and its Restricted Subsidiaries that would otherwise be subject to the above restrictions, does not at any time exceed 10% of Consolidated Net Tangible Assets.

   The following transactions shall not be deemed to create Debt secured by a
Mortgage:

    . the sale or other transfer of oil, gas, coal or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money, however determined, or a specified amount of oil, gas, coal or other minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as an oil, gas, coal or other mineral payment or a production payment, and including in any case, overriding royalty interests, net profit interests, reversionary interests and carried interests and other similar burdens on production; and

    . the sale or other transfer by Devon Energy or any of its Restricted Subsidiaries of properties to a partnership, joint venture or other entity whereby Devon Energy or the Restricted Subsidiary would retain partial ownership of the properties.

  Consolidation, merger, conveyance of assets

   The indenture provides, in general, that neither we nor Devon Energy will consolidate with or merge into any other entity or convey, transfer or lease our or its properties and assets substantially as an entirety to any person, unless:

    . the entity formed by the consolidation or into which we or Devon Energy are merged, or the person who acquires the assets, shall be organized under the laws of the United States, any state thereof, or the District of Columbia and, in our case, Canada or any province thereof, and expressly assumes our or Devon Energy's obligations under the indenture, the securities and the guarantee; and

    . immediately after giving effect to that type of transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

   In addition, we may assign our obligations under the securities and the indenture to Devon Energy or any other wholly owned subsidiary of Devon Energy organized under the laws of the United States, any state thereof, the District of Columbia, Canada or any province thereof, at any time, provided that the assignee agrees to be bound by the terms of the securities and the indenture and that Devon Energy's full and unconditional guarantee remains in full force and effect if the assignee is not Devon Energy.

  Event risk

   Except for the limitations described above under the subsection "Liens," neither the indenture, the guarantee nor the securities affords holders of the securities protection in the event of a highly leveraged transaction involving us or Devon Energy or contains any restrictions on the amount of additional indebtedness that we or Devon Energy may incur.

  Definitions

   "Consolidated Net Tangible Assets" means, calculated as of the date of the financial statements for the most recently ended fiscal quarter or fiscal year, as applicable, prior to the date of determination, the aggregate amount of assets of Devon Energy and its consolidated subsidiaries, less applicable reserves and other properly deductible items but including investments in non-consolidated entities, after deducting therefrom:

    . all current liabilities, excluding any portion thereof constituting Funded Debt by reason of being renewable or extendible at the option of the obligor beyond 12 months from the date of determination; and

    . all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on a consolidated balance sheet of Devon Energy and its consolidated subsidiaries and computed in accordance with accounting principles generally accepted in the United States.

   "Debt" means indebtedness for money borrowed.

   "Funded Debt" means all Debt of Devon Energy or any of its subsidiaries for money borrowed which is not by its terms subordinated in right of payment to the prior payment in full of the securities or to Devon Energy's full and unconditional guarantee in respect thereof, as applicable, having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of fewer than 12 months but by its terms being:

    . renewable or extendible beyond 12 months from such date at the option of the obligor; or

    . issued in connection with a commitment by a bank or other financial institution to lend so that the indebtedness is treated as though it had a maturity in excess of 12 months pursuant to accounting principles generally accepted in the United States.

   "Indebtedness" means Debt and the deferred purchase price of property or assets purchased.

   "Mortgage" means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

   "Offshore" means the lands beneath the navigable waters of the U.S. or Canada, or the continental shelf of the U.S. or Canada.

   "Principal Property" means any oil, gas or mineral producing property, or any refining, processing, smelting or manufacturing facility located in the U.S., Canada or Offshore, other than:

    .  property employed in transportation, distribution or marketing;

    .  information and electronic data processing equipment; or

    . any property that, in the opinion of the Board of Directors of Devon Energy, is not materially important to the total business conducted by Devon Energy and its subsidiaries as an entirety.

   "Restricted Subsidiary" means us and any other subsidiary of Devon Energy:

    . a substantial portion of the property of which is located, or a substantial portion of the business of which is carried on, within the U.S., Canada or Offshore;

    .  that owns or leases under a capital lease any Principal Property; and

    . that has Stockholders' Equity exceeding 2% of Consolidated Net Tangible Assets.

   "Stockholders' Equity" means, with respect to any corporation, partnership, joint venture, association, joint stock company, limited liability company, unlimited liability company, trust, unincorporated organization or government, or any agency or political subdivision thereof, stockholders' equity, as computed in accordance with accounting principles generally accepted in the U.S.

Sinking Fund

   We are not required to make sinking fund payments with respect to the securities.

Book Entry, Delivery and Form

   The securities will initially be issued only in registered, book-entry form, in denominations of $1,000 and any integral multiples of $1,000 as described under "--Book-Entry Only Issuance." We will issue global notes in denominations that together equal the total principal amount of the exchange securities issued in the exchange offer.

   The securities require that payment with respect to the global notes be made by wire transfer of immediately available funds to the accounts specified by the holders of the securities. If no account is specified, we may choose to make payment at the office of the trustee or by mailing a check to the holder's registered address.

Modification of the Indenture

   Modifications and amendments of the indenture may be made by us, Devon Energy and the trustee with the consent of the holders of a majority in principal amount of the outstanding securities of a series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding security affected thereby:

    .  extend the final maturity of the principal of any of the securities;

    .  reduce the principal amount of any of the securities;

    . reduce the rate or extend the time of payment of interest or additional amounts, if any, on any of the securities;

    .  reduce any amount payable on redemption of any of the securities;

    . change the currency in which the principal of or interest on any of the securities is payable;

    . impair the right to institute suit for the enforcement of any payment on any of the securities when due; or

    . make any change in the percentage in principal amount of the securities, the consent of the holders of which is required for any such modification.

   Without the consent of any holder of outstanding securities, we may amend or supplement the indenture and each series of securities:

    .  to cure any ambiguity or inconsistency;

    . to make the other modifications resulting from that addition described in this prospectus and to make other modifications not inconsistent therewith that do not adversely affect the rights of any holder of outstanding securities; or

    . to make other provisions that do not adversely affect the rights of any holder of outstanding securities.

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

   The holders of a majority in principal amount of the outstanding securities of any series may, on behalf of the holders of all securities of that series, waive any past default under the indenture with respect to that series, except a default in the payment of the principal of, premium, if any, additional amounts, if any, or interest on any securities of that series or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding securities of that series affected.

Events of Default

   In general, the indenture defines an event of default with respect to the securities of either series as being a:

   (1) default in payment of any principal or premium, if any, on the securities of that series, either at maturity, upon any redemption, by declaration or otherwise;

   (2) default for 30 days in payment of any interest or additional amounts, if any, on the securities of that series;

   (3) default for 90 days after written notice from the trustee or holders of at least 25% in principal amount of the outstanding securities of that series in the observance or performance of any covenant in the securities or the indenture other than if the events of default described in this clause (3) are the result of changes in accounting principles generally accepted in the U.S.;

   (4) default in the payment of any principal of our or Devon Energy's Funded Debt outstanding in an aggregate principal amount in excess of $50 million at the stated final maturity thereof or the occurrence of any other default the effect of which is to cause the stated final maturity of this Funded Debt to be accelerated, and if:

       . the default in payment is not cured within 60 days after written notice of the default from the trustee or holders of at least 25% in principal amount of the outstanding securities of that series; or

       . the acceleration is not rescinded or annulled or the default that caused the acceleration is not cured within 60 days after written notice of the acceleration or default from the trustee or holders of at least 25% in principal amount of the outstanding securities of that series;

   (5) an event of our or Devon Energy's bankruptcy, insolvency or reorganization; or

   (6) failure to keep Devon Energy's full and unconditional guarantee in place;

   If an event of default with respect to securities of either series at the time outstanding shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding securities of such series may declare the principal amount of all securities of that series to be due and payable immediately. However, any time after a declaration of acceleration with respect to securities of either series has been made, but before judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of outstanding securities of that series may, under some circumstances, rescind and annul such acceleration.

   The majority holders, however, may not annul or waive a continuing default in payment of principal of, premium, if any, additional amounts, if any, or interest on the securities.

   The indenture provides that the holders of the securities will indemnify the trustee before the trustee exercises any of its rights or powers under the indenture. This indemnification is subject to the trustee's duty to act with the required standard of care during a default. The holders of a majority in aggregate principal amount of the outstanding securities of either series affected may direct the time, method and place of:

    .  the conduct of any proceeding for any remedy available to the trustee; or

    .  the exercise of any trust or power conferred on the trustee.

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

   This right of the holders of the securities is, however, subject to the provisions in the indenture providing for the indemnification of the trustee and other specified limitations.

   In general, the indenture provides that holders of either series of the securities may institute an action against us, Devon Energy or any other obligor under the securities under the indenture only if the following four conditions are fulfilled:

    . the holder previously has given to the trustee written notice of default and the default continues;

    . the holders of at least 25% in principal amount of the securities issued under the indenture and then outstanding have both requested the trustee to institute such action and offered the trustee reasonable indemnity;

    . the trustee has not instituted this action within 60 days of receipt of such request; and

    . the trustee has not received direction inconsistent with such written request by the holders of a majority in principal amount of the securities of such series then outstanding.

   The above four conditions do not apply to actions by holders of the securities under the indenture against us, Devon Energy or any other obligor under the securities for payment of principal of, premium, if any, additional amounts, if any, or interest on or after the due date provided, if any. The indenture contains a covenant that we, Devon Energy and any other obligor under the securities will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

   We may discharge or defease our obligations under the indenture as set forth below.

   Under terms satisfactory to the trustee, we may discharge certain obligations to holders of the securities of either series that have not already been delivered to the trustee for cancellation. The securities must also:

    .  have become due and payable;

    .  be due and payable by their terms within one year; or

    .  be scheduled for redemption by their terms within one year.

   We may discharge the securities by irrevocably depositing an amount certified to be sufficient to pay at maturity, or upon redemption, the principal, premium, if any, additional amounts, if any, and interest on the securities. We may make the deposit in cash or U.S. Government Obligations, as defined in the indenture.

   We may also, upon satisfaction of the conditions listed below, discharge particular obligations to holders of any of the securities at any time. This is referred to as a defeasance. Under terms satisfactory to the trustee, we may be released with respect to any outstanding securities from the obligations imposed by sections 3.07 and 4.01 of the indenture. These sections contain the covenants described above limiting liens and consolidations, mergers and conveyances of assets. Also under terms satisfactory to the trustee, we may no longer be required to comply with these sections without the creation of an event of default. This is typically referred to as covenant defeasance. Defeasance or covenant defeasance may be effected by us only if, among other things:

    . we irrevocably deposit with the trustee cash or U.S. Government Obligations as trust funds in an amount certified to be sufficient to pay at maturity or upon redemption the principal of, premium, if any, additional amounts, if any, and interest on all outstanding securities; and

    . we deliver to the trustee an opinion of counsel to the effect that the holders of the securities will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance or covenant defeasance. This opinion must further state that these holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if our defeasance or covenant defeasance had not occurred. In the case of our defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the indenture, since this result would not occur under current tax law.

Payment of Additional Amounts

   Unless otherwise required by Canadian law, neither we nor Devon Energy will deduct or withhold from payments made with respect to the securities and the guarantee on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any political subdivisions or taxing authorities in Canada having the power to tax. In the event that either we or Devon Energy are required to withhold or deduct on account of any Canadian taxes due from any payment made under or with respect to the securities or the guarantee, as the case may be, we or Devon Energy, as the case may be, will pay additional amounts so that the net amount received by each holder of securities will equal the amount that the holder would have received if the Canadian taxes had not been required to be withheld or deducted. The amounts that we or Devon Energy are required to pay to preserve the net amount receivable by the holders of the securities are referred to as "additional amounts."

   Additional amounts will not be payable with respect to a payment made to a holder of the securities to the extent:

    . that any Canadian taxes would not have been so imposed but for the existence of any present or former connection between the holder and Canada or a province or territory of Canada, other than the mere receipt of the payment, acquisition, ownership or disposition of such securities or the exercise or enforcement of rights under the securities, the guarantee or the indenture;

    . of any estate, inheritance, gift, sales, transfer or personal property taxes imposed with respect to the securities, except described below or as otherwise provided in the indenture;

    . that any such Canadian taxes would not have been imposed but for the presentation of the securities, where presentation is required, for payment on a date more than 30 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to additional amounts had the securities been presented for payment on any date during such 30-day period; or

    . that the holder would not be liable or subject to such withholding or deduction of Canadian taxes but for the failure to make a valid declaration of non-residence or other similar claim for exemption, if:

       . the making of the declaration or claim is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant taxing authority as a precondition to an exemption from, or reduction in, the relevant taxes; and

       . at least 60 days prior to the first payment date with respect to which we or Devon Energy shall apply this clause, we or Devon Energy shall have notified all holders of the securities in writing that they shall be required to provide this declaration or claim.

   We and Devon Energy will also:

    .  withhold or deduct such Canadian taxes as required;

    . remit the full amount of taxes deducted or withheld to the relevant taxing authority in accordance with all applicable laws;

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

    . use reasonable efforts to obtain from each relevant taxing authority imposing the taxes certified copies of tax receipts evidencing the payment of any taxes deducted or withheld; and

    . upon request, make available to the holders of the securities, within 60 days after the date the payment of any taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by us or Devon Energy and, notwithstanding our or Devon Energy's efforts to obtain the receipts, if the same are not obtainable, other evidence of such payments.

   In addition, we or Devon Energy will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and additional amounts with respect thereto, payable in Canada or the United States or any political subdivision or taxing authority of or in the foregoing with respect to the creation, issue, offering, enforcement, redemption or retirement of the securities or guarantee.

Concerning the Trustee

   The Chase Manhattan Bank, the trustee under the indenture, is one of a number of banks with which Devon Energy and its subsidiaries maintains ordinary banking relationships and with which Devon Energy and its subsidiaries maintains credit facilities.

Governing Law

   The indenture, the securities and the guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Only Issuance

   The exchange securities will be represented by one or more registered securities in global form, without interest coupons. The global securities will be deposited on the issue date with, or on behalf of, the DTC and registered in the name of Cede & Co., the DTC nominee, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between the DTC and the trustee. Investors may hold their beneficial interests in the global securities directly through the DTC, Euroclear or Clearstream, if they are participants in those systems, or, indirectly, through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the DTC.

   Except as set forth below, the global securities may be transferred in whole, and not in part, solely to another nominee of the DTC or a successor to the DTC or its nominee. All interests in the global securities, including those held through Euroclear or Clearstream, may be subject to procedures and requirements of the DTC and its direct or indirect participants. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.

  Depositary Procedures

   The following description of the operations and procedures of the DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the DTC and are subject to changes by the DTC. We take no responsibility for these operations and procedures and urge investors to contact the DTC directly to discuss these matters.

   The DTC has advised us that it is a:

    . limited purpose trust company organized under the laws of the State of New York;

    . banking organization within the meaning of the laws of the State of New York;

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

    .  member of the Federal Reserve System;

    . clearing corporation within the meaning of the New York Uniform Commercial Code; and

    . clearing agency registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

   The DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of securities represented by physical certificates. The DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant referred to as "indirect participants," also have access to the DTC's book-entry system.

   Upon deposit of the global securities with the DTC, the DTC will credit, on its book-entry registration and transfer system, the accounts of those participants designated by the initial purchasers with the principal amounts of the global securities held by or through the participants. The record of the DTC will show ownership and effect the transfer of ownership of the global securities by its participants. The records of the participants will show ownership and effect the transfer of ownership of the global securities by persons holding beneficial interests in the global securities through them.

   In the case of beneficial interests held by or though participants in Euroclear or Clearstream, the DTC will credit the accounts of Euroclear, Clearstream and their depositaries with the principal amounts of the global securities beneficially owned by or through Euroclear and Clearstream, respectively. These records of the DTC will show ownership and effect the transfer of ownership of the global securities by Euroclear, Clearstream and their depositaries. The records of Euroclear and Clearstream will show ownership and effect the transfer of ownership of the global securities by their participants, and the records of the participants will show ownership or transfer of ownership of the global securities by persons holding through them.

   So long as the DTC or its nominee is the registered owner of the global securities, the DTC or such nominee will be considered the sole owner and holder of the securities for all purposes under the indenture. Except as set forth below, if you own a beneficial interest in the global securities, you will not:

    .  be entitled to have the securities registered in your name;

    . receive or be entitled to receive physical delivery of a certificate in definitive form representing the securities; or

    . be considered the owner or holder of the securities under the applicable indenture for any purpose, including with respect to the giving of any directions, approvals or instructions to the trustee.

   Therefore, if you are required by state law to take physical delivery of the securities in definitive form, you may not be able to own, transfer or pledge beneficial interests in the global securities. In addition, the lack of a physical certificate evidencing your beneficial interests in the global securities may limit your ability to pledge the interests to a person or entity that is not a participant in the DTC.

   If you own beneficial interests in a global security, you will have to rely on the procedures of the DTC and, if you are not a participant in the DTC, the procedures of the participant through which you hold your beneficial interests, to exercise your rights as a holder of the securities under the indenture. The DTC has advised us that it will take any action permitted to be taken by a holder of beneficial interests in the global securities only at the direction of one or more of the participants to whose accounts the interests are credited. We understand that, under existing industry practice, when a beneficial owner of a global security wants to give any notice or take any action that a registered holder is entitled to take, at our request or under the indenture, the DTC will authorize the participant to give the notice or take the action, and the participant will authorize its beneficial owners to give the notice or take the action. Accordingly, we, the trustee and the paying agent will treat as a holder of beneficial interests in the global securities anyone designated as such in writing by the DTC for purposes of obtaining any consents or directions required under the indenture.

   We will pay the principal of, premium, if any, additional amounts, if any, and interest on, any of the securities through the trustee or paying agent to the DTC or its nominee, as the registered holder of the global securities, in immediately available funds. We expect the DTC or its nominee, upon receipt of any payments, to immediately credit each participant's account with payments in amounts proportionate to that participant's beneficial interest as shown on the records of the DTC or its nominee. We also expect each participant to pay each owner of beneficial interests in the global securities held through that participant in accordance with standing customer instructions and customary practices. These payments will be the sole responsibility of the participants.

   Neither we, the trustee nor paying agent will assume any responsibility or liability for any aspect of the records relating to, payments made on account of or actions taken with respect to the beneficial ownership interests in the global securities, or for any other aspect of the relationship between the DTC and its participants, Euroclear or Clearstream and their participants, or between the participants and the owners of beneficial interests. We, the trustee and the paying agent may conclusively rely on instructions from the DTC for all purposes. We obtained the above information about the DTC, Euroclear and Clearstream and their book-entry systems from sources we believe are reliable, but we take no responsibility for the accuracy of the information.

  Settlement Procedures

   Secondary market trading between the DTC participants will occur in the ordinary way in accordance with the DTC's rules and procedures and will be settled in immediately available funds using the DTC's same-day funds settlement system.

   Subject to compliance with the transfer restrictions applicable to the securities, secondary market trading between participants of Euroclear and/or Clearstream will occur in the ordinary way in accordance with each of its rules and procedures and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds. Euroclear or its depositaries will effect transfers in global securities between the DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, in accordance with the DTC's procedures and will settle them in same-day funds. Euroclear or its depositaries, as the case may be, must deliver instructions to Euroclear or Clearstream in accordance with Euroclear's or Clearstream's procedures. If the transfer meets its settlement requirements, Euroclear or Clearstream will instruct Euroclear or its depositaries to effect final settlement on its behalf by delivering or receiving interests in the global securities in its accounts with the DTC and making or receiving payment in accordance with normal procedures of same-day funds settlement applicable to the DTC. Participants in Euroclear and Clearstream may not deliver instructions directly to Euroclear or its depositaries, as applicable.

   Because of time zone differences, the accounts of Euroclear and Clearstream participants purchasing beneficial interests in the global securities from the Depository Trust Company participants will be credited with the securities purchased, and the crediting will be reported to Euroclear and Clearstream participants, on the securities settlement processing day immediately following the DTC settlement processing day. Likewise, the accounts of Euroclear and Clearstream participants selling beneficial interests in the global securities to the DTC participants will be credited with the cash received on the DTC settlement processing day, but the cash will not be available in the relevant Euroclear or Clearstream cash account until the settlement processing day immediately following the DTC settlement processing day.

   Although the DTC, Euroclear and Clearstream have agreed to foregoing procedures to facilitate transfers of interests in the global securities among participants in the DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures. These procedures may be changed or

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

discontinued at any time. Neither we, the trustee nor the paying agent will have any responsibility for the performance by the DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Securities for Certificated Securities

   We will exchange beneficial interests in global securities for certificated securities only if:

    . the DTC notifies us that it is unwilling or unable to continue as a depositary for the global securities;

    . the DTC ceases to be a clearing agency registered under the Securities Exchange Act; or

    . we decide at any time not to have the securities represented by global securities and so notify the trustee.

   If there is an exchange, upon the surrender by the DTC of the global securities, we will issue certificated securities in authorized denominations and registered in the names that the DTC directs.

   Neither we nor the trustee shall be liable for any delay by the DTC or any participant or indirect participant in identifying the beneficial owners of the related securities and each such person may conclusively rely on, and shall be protected in relying on, instructions from the DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the securities to be issued.

            MATERIAL UNITED STATES AND CANADIAN FEDERAL INCOME TAX
                                CONSIDERATIONS

   The summaries below are for general information only and do not consider all aspects of U.S. and Canadian federal income taxation that may be relevant to the purchase, ownership and disposition of the securities by a holder in light of the holder's particular circumstances.

United States

   The following summary of U.S. federal income tax consequences of the purchase, ownership and disposition of the securities is based upon the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations, Internal Revenue Service rulings and pronouncements and administrative and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect, and any change could affect the continuing validity of this summary. This summary of U.S. federal income tax consequences deals only with the securities held as "capital assets" as defined in the Internal Revenue Code by investors who purchase the securities in the initial offering at the initial offering price and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, persons holding securities as a hedge against currency risk or as a position in a "straddle" or "conversion transaction" or persons whose functional currency is not the U.S. dollar. This summary does not address the effect of any applicable state, local or foreign tax laws or, except to the limited extent discussed under "non-U.S. holders," any estate and gift taxation laws.

   A "U.S. holder" is a beneficial owner of the securities that is for U.S. federal income tax purposes:

    .  a citizen or resident of the United States;

    . a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations);

    . an estate the income of which is subject to U.S. federal income tax regardless of its source; or

    . a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

   As used in this prospectus, the term "non-U.S. holder" means a beneficial owner of the securities that is not a U.S. holder.

Prospective investors (whether U.S. holders or non-U.S. holders) should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any consequences of the purchase, ownership and disposition of the securities arising under the laws of any other taxing jurisdiction.

   For U.S. federal income tax purposes, we, Devon Financing Corporation, U.L.C., will not be treated as an entity separate from Devon Energy Corporation (Oklahoma). Accordingly, the term "Issuer," as used in the summary, refers to Devon Energy Corporation (Oklahoma) and includes, where appropriate, Devon Financing Corporation, U.L.C.

  Exchange Offer

   The exchange of unregistered securities for exchange securities pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. Accordingly, a holder will not recognize taxable gain or loss as a result of such exchange and will have the same adjusted tax basis and holding period in the exchange securities as such holder had in the unregistered securities immediately before the exchange.

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

  Expected tax treatment of U.S. holders

   Interest on the securities will constitute "qualified stated interest" and generally will be includable in the income of a U.S. holder as ordinary interest income at the time such payments are accrued or received, in accordance with the U.S. holder's regular method of tax accounting.

   Upon the sale, exchange or retirement of any of the securities, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. holder's adjusted tax basis in the securities. A U.S. holder's adjusted tax basis in the securities generally will equal such U.S. holder's initial investment in the securities decreased by the amount of any payments, other than qualified stated interest payments, received with respect to any of the securities. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if any of the securities have been held by the U.S. holder for more than one year on the date of disposition.

  Foreign tax credit considerations

   As described below under "Canada," and subject to the limitations therein, payment of interest on the securities will not be subject to Canadian withholding tax. If, however, the interest payments become subject to Canadian withholding taxes as the result of a change in Canadian tax law, U.S. holders will be treated for U.S. federal income tax purposes as having actually received the amount of taxes paid to the Canadian taxing authority by the Issuer, and as having paid the taxes to the Canadian taxing authorities. As a result, the amount of interest income included in your gross income generally would be greater than the amount of cash you actually receive. Subject to generally applicable limitations, a foreign tax credit may be claimed or deduction taken for Canadian withholding taxes imposed on interest payments. Interest on the securities will be treated as income from sources within the United States for U.S. foreign tax credit purposes. Accordingly, these taxes would be creditable only to the extent of other foreign source income. Gain or loss on the sale, redemption, retirement at maturity or other taxable disposition of the securities generally will constitute U.S. source gain or loss for U.S. foreign tax credit purposes.

  Non-U.S. Holders

   Subject to the discussion below concerning backup withholding, a non-U.S. holder will not be subject to U.S. federal withholding taxes on payments of principal or interest on any of the securities, unless the non-U.S. holder:

    . constructively owns 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote;

    . is a controlled foreign corporation that is related to the Issuer through stock ownership; or

    .  does not satisfy the statement requirement, described generally below.

   A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to any gain or income realized by non-U.S. holders upon the sale, exchange, retirement or other disposition of any of the securities unless:

    . such gain or income is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder; or

    . in the case of a non-U.S. holder who is an individual, the individual is present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition of the securities, and certain other conditions are met.

   If a non-U.S. holder is engaged in a trade or business in the United States and interest on the securities is effectively connected with the conduct of such trade or business, or, in the case of an individual non-U.S. holder, is present in the United States for 183 days or more, such non-U.S. holder will generally be treated in the same manner as a U.S. holder with respect to interest or other income and any gain realized on the sale, exchange, retirement or other disposition of any of the securities held by that non-U.S. holder. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or such lower rate provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

   To satisfy the statement requirement described above, either:

    . the beneficial owner of the securities must certify to the Issuer or its agent in compliance with applicable laws and regulations and under penalties of perjury, by submitting to the Issuer or its agent an Internal Revenue Service Form W-8BEN or other suitable form, that it is not a "United States person" as defined in the Internal Revenue Code and provide its name and address; or

    . a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds the securities on behalf of the beneficial owner provides a statement to the Issuer or its agent in which it certifies that an Internal Revenue Service Form W-8BEN or other suitable form has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

   Special rules apply to non-U.S. holders that are partnerships, estates, or trusts and, in certain circumstances, certifications as to foreign status and other matters may be required to be provided by partners and beneficiaries thereof.

   If a non-U.S. holder cannot satisfy this statement requirement described above, payments of interest made to such non-U.S. holder will be subject to a 30% withholding tax unless the beneficial owner of the security provides the Issuer or its agent with a properly executed:

    . Internal Revenue Service Form W-8BEN claiming an exemption from withholding tax or a reduction in withholding tax under the benefit of a tax treaty; or

    . Internal Revenue Service Form W-8ECI stating that interest paid on the securities is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

   Securities beneficially owned by an individual who at the time of death is not a U.S. citizen or resident as specifically defined for U.S. estate tax purposes will not be subject to the U.S. federal estate tax as a result of such individual's death, provided that such individual does not constructively own 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote and provided that the interest payments with respect to such securities would not have been, if received at the time of such individual's death, effectively connected with the conduct of a U.S. trade or business by such individual.

Backup Withholding

   Backup withholding of U.S. federal income tax may apply to payments made with respect to the securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information, such as the registered owner's taxpayer identification number, in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. The backup withholding tax rate of 30.5% will be reduced to 30% for payments made during the years 2002 and 2003, 29% for payments made during the years 2004 and 2005, and 28% for payments made during the years 2006 through 2010. For payments made after 2010, the backup withholding rate will be increased to 31%.

Payments made with respect to the securities to a U.S. holder must be reported to the Internal Revenue Service, unless the U.S. holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for non-U.S. holders. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's U.S. federal income tax, provided the required information is furnished to the Internal Revenue Service.

Canada

   The following is a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) to a person who acquires beneficial ownership of securities pursuant to this offering and who for purposes of the Income Tax Act (Canada), and at all relevant times, is not resident or deemed to be resident in Canada, deals at arm's length with the issuer of the securities, and does not use or hold, and is not deemed to use or hold, the securities in carrying on business in Canada. For the purposes of the Income Tax Act (Canada), related persons (as defined therein) are deemed not to deal at arm's length and it is a question of fact whether persons not related to each other deal at arm's length.

   The discussion below is intended to be a general description of the Canadian income tax considerations applicable in respect of the securities acquired pursuant to this prospectus and is not intended to be, nor should it be construed to be, legal or tax advice to any particular purchaser. Accordingly, prospective investors are urged to consult their own tax advisors with respect to the tax consequences of an investment in the securities.

   This summary is based on the current provisions of the Income Tax Act (Canada) and the regulations thereunder in force on the date hereof, specific proposals to amend the Income Tax Act (Canada) and the regulations thereunder publicly announced by the Minister of Finance (Canada) as of the date of this prospectus, and the current published administrative and assessing practices of the Canada Customs and Revenue Agency. This summary is not exhaustive of all possible Canadian income tax consequences and, except for publicly announced tax proposals, does not otherwise take into account or anticipate changes in the law or in the assessment and administrative practices of the Canada Customs and Revenue Agency, whether by judicial, governmental or legislative decision or action, nor does it take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada. No assurance can be given that tax proposals will become law in their present form or at all. This summary is not applicable to any person other than a person who acquires securities pursuant to this offering and may not be applicable after any amendment of the securities or the indenture.

   The payment of interest by Devon Financing Corporation, U.L.C. on the securities to such a person will be exempt from Canadian non-resident withholding tax under the Income Tax Act (Canada), provided that the terms of the securities do not require Devon Financing Corporation, U.L.C. to repay more than 25% of the principal amount payable thereunder before the fifth anniversary of the date of issue of the securities, except in the event of a default under the securities that is commercially reasonable and beyond the control of the holders of the securities or the trustee. Certain events of default under the securities can be triggered by a default under indebtedness other than the securities, and it is assumed that the events of default under such other indebtedness are commercially reasonable and beyond the control of the holders of the securities or the trustee. Subject to the foregoing, the payment of interest, premium, if any, and principal by Devon Financing Corporation, U.L.C. on the securities will be exempt from non-resident withholding tax under the Income Tax Act (Canada). If the terms of the securities do require Devon Financing Corporation, U.L.C. to repay more than 25% of the principal amount thereof before the fifth anniversary of the date of issue thereof, or if a holder thereof does not deal at arm's length with Devon Financing Corporation, U.L.C., the payment of interest thereon will be subject to Canadian non-resident withholding tax under the Income Tax Act (Canada) at a rate of 25% thereof (or, if applicable, such lower rate as is specified by a tax treaty between Canada and the holder's country of residence).

   No other tax on income (including capital gains) will be payable under the Income Tax Act (Canada) in respect of the holding, repayment, redemption or disposition of the securities, or the receipt of interest, premium, if any, or principal thereon, except that in certain circumstances, a holder that has elected to have the securities treated as taxable Canadian property, or that uses, holds or is deemed to use or hold the securities in the course of carrying on a business in Canada may be subject to such taxes, as will a holder that is a non-resident insurer carrying on business in Canada and elsewhere in respect of which the securities are designated insurance property for purposes of the Income Tax Act (Canada).

                             PLAN OF DISTRIBUTION

   Each broker-dealer that receives exchange securities for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange securities received in exchange for unregistered securities where the unregistered securities were acquired as a result of market-making activities or other trading activities. We have agreed that for 180 days after the date of this prospectus we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests these documents from the exchange agent for use in connection
with resales of the exchange securities. In addition, until    , 2002, all
dealers affecting transactions in the exchange securities may be required to deliver a prospectus.

   We will not receive any proceeds from any sale of exchange securities by broker-dealers. Exchange securities received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale of the exchange securities may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange securities. Any broker-dealer that resells exchange securities that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange securities may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of exchange securities and any commissions or concessions received by any persons deemed to be underwriters may be deemed to be underwriting compensation under the Securities Act. The enclosed letter of transmittal states that by acknowledging that it will deliver and be delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the date of this prospectus, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the unregistered securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the unregistered securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

   Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of unregistered securities who did not exchange their unregistered securities for exchange securities in the exchange offer on terms which may differ from those contained in the prospectus and the enclosed letter of transmittal. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any additional exchange offers. These additional exchange offers may take place from time to time until all outstanding unregistered securities have been exchanged for exchange securities, subject to the terms and conditions in the prospectus and letter of transmittal distributed by us in connection with these additional exchange offers.

                                 LEGAL MATTERS

   The validity of the exchange securities and the guarantees will be passed upon for us by Mayer, Brown & Platt. Mayer, Brown & Platt will rely upon the opinion of Stewart McKelvey Stirling Scales of Halifax, Nova Scotia, concerning matters of Canadian law.

                                    EXPERTS

   The consolidated financial statements of Devon Energy and its subsidiaries as of December 31, 2000, 1999, and 1998 and for each of the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP expresses reliance on other auditors for 1999 and 1998.

   The consolidated financial statements of Northstar Energy Corporation as of and for the year ended December 31, 1998, not separately presented in this Registration Statement on Form S-4, have been audited by Deloitte & Touche LLP, Chartered Accountants, whose report thereon appears in Devon Energy's 2000 Annual Report on Form 10-K, incorporated by reference herein. Such consolidated financial statements, to the extent they have been included in the consolidated financial statements of Devon Energy, have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in accounting and auditing.

   The audited consolidated financial statements of Santa Fe Snyder Corporation as of December 31, 1999 and 1998 and for the years then ended, not separately presented in this Devon Financing Corporation, U.L.C. and Devon Energy Corporation Registration Statement on Form S-4, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon appears in Devon Energy Corporation's 2000 Annual Report on Form 10-K, incorporated by reference herein. Such consolidated financial statements, to the extent they have been included in the consolidated financial statements of Devon Energy Corporation, have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Anderson as of September 30, 2000 and 2001 and for each of the years in the three-year period ended September 30, 2001, have been incorporated by reference into this document in reliance on the report of KPMG LLP, Chartered Accountants, incorporated by reference into this document, and upon the authority of said firm as experts in accounting and auditing.

   Certain information with respect to Devon Energy's oil and gas reserves derived from the reports of LaRoche Petroleum Consultants, Ltd., Ryder Scott Company, L.P., AMH Group, Ltd. and Paddock Lindstrom & Associates, Ltd., independent consulting petroleum engineers, has been included and incorporated by reference into this document on the authority of said firms as experts with respect to matters covered by such reports and in giving such reports.

   Certain information relating to Anderson's oil and gas reserves derived from the reports of Gilbert Laustsen Jung Associates Ltd., independent consulting petroleum engineers, has been included in this document on the authority of said firm as experts with respect to such reports and in giving such reports.

                        COMMONLY USED OIL AND GAS TERMS

   The following are abbreviations and definitions of terms commonly used in the oil and gas industry and in this document:

   "Bbl" means one stock tank barrel, or 42 U.S. gallons liquid volume of oil or NGLs.

   "Bcf" means one billion cubic feet.

   "Boe" means barrel of oil equivalent, determined by using the ratio of one Bbl of oil or NGLs to six Mcf of natural gas.

   "MBbls" means one thousand Bbls.

   "Mcf" means one thousand cubic feet.

   "MMBoe" means one million Boe.

   "net acres" or "net wells" means the sum of the fractional working interests owned in gross acres or gross wells.

   "NGL" or "NGLs" means natural gas liquids.

   "oil" includes crude oil and condensate.

   "proved reserves" are the estimated quantities of crude oil, natural gas and NGLs that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made). Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based on future conditions.

    . Reservoirs are considered proved if economic productibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes:

       . that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and

       . the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

    . Reserves that can be produced economically through application of improved recovery techniques, such as fluid injection, are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

    .  Estimates of proved reserves do not include the following:

       . oil that may become available from known reservoirs but is classified separately as "indicated additional reserves";

       . crude oil, natural gas and NGLs, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics or economic factors;

       . crude oil, natural gas and NGLs that may occur in undrilled prospects; and

       . crude oil, natural gas and NGLs that may be recovered from oil shales, coal, gilsonite and other such sources.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Except to the extent indicated below, there is no charter provision, bylaw, contract, arrangement or statute under which any director or officer of Devon Financing Corporation, U.L.C. or Devon Energy Corporation is insured or indemnified in any manner against any liability that he or she may incur in his or her capacity as such.

  Devon Financing Corporation, U.L.C.

   Article 160 of Devon Financing's Memorandum and Articles of Association contain a provision, permitted by the Companies Act of Nova Scotia, to indemnify every director or officer, former director or officer, or person who acts or acted at Devon Financing's request, as a director or officer of Devon Financing, a body corporate, partnership or other association of which Devon Financing is or was a shareholder, partner, member or creditor, and the heirs and legal representatives of such person, in the absence of any dishonesty on the part of such person, against, and it shall be the duty of the directors out of the funds of Devon Financing to pay, all costs, losses and expenses, including an amount paid to settle an action or claim or satisfy a judgment, that such director, officer or person may incur or become liable to pay in respect of any claim made against such person or civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of Devon Financing or such body corporate, partnership or other association, whether Devon Financing is a claimant or party to such action or proceeding or otherwise; and the amount for which such indemnity is proved shall immediately attach as a lien on the property of Devon Financing and have priority as against the shareholders over all other claims.

   Article 161 of Devon Financing's Memorandum and Articles of Association contain a provision, permitted by the Companies Act of Nova Scotia, to indemnify every director or officer, former director or officer, or person who acts or acted at Devon Financing's request, as a director or officer of Devon Financing, a body corporate, partnership or other association of which Devon Financing is or was a shareholder, partner, member or creditor, in the absence of any dishonesty on such person's part, from the acts, receipts, neglects or defaults of any other director, officer or such person, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to Devon Financing through the insufficiency or deficiency of title to any property acquired for or on behalf of Devon Financing, or through the insufficiency or deficiency of any security in or upon which any of the funds of Devon Financing are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on the part of such person, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of such person or in relation thereto.

  Devon Energy Corporation

   Article VIII of Devon Energy's restated certificate of incorporation, as amended, contains a provision, permitted by Section 102(b)(7) of the Delaware General Corporation Law, limiting the personal monetary liability of directors for breach of fiduciary duty as a director. This provision and Delaware law provide that the provision does not eliminate or limit liability:

    . for any breach of the director's duty of loyalty to Devon Energy or its stockholders;

    . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    . for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the Delaware General Corporation Law; or

    .  for any transaction from which the director derived an improper benefit.

   Section 145 of the Delaware General Corporation Law permits indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which a director, officer, employee or agent is a party by reason of the fact that he or she is or was such a director, officer, employee or agent, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Article X of Devon Energy's restated certificate of incorporation, as amended, provides for such indemnification.

   Section 145 of the Delaware General Corporation Law also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not the corporation would have the power to indemnify such persons against such liabilities under the provisions of such sections. Devon Energy has purchased such insurance.

   Section 145 of the Delaware General Corporation Law further provides that the statutory provision is not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

   Article XIII of Devon Energy's bylaws contains provisions regarding indemnification that parallel those described above.

   The amended and restated merger agreement, dated as of May 19, 1999, between Devon Energy and PennzEnergy Company provides that for seven years after the effective time of the merger contemplated by that agreement, Devon Energy will indemnify and hold harmless each person who was a director or officer of Devon Energy or PennzEnergy prior to the effective time of that merger from their acts or omissions in those capacities occurring prior to the effective time of that merger to the fullest extent permitted by applicable law.

   The merger agreement, dated as of May 25, 2000, as amended, between Devon Energy and Santa Fe Snyder Corporation provides that for six years after the effective time of the merger contemplated by that agreement, Devon Energy will indemnify and hold harmless each person who was a director or officer of Santa Fe Snyder prior to the effective time of that merger from their acts or omissions in those capacities occurring prior to the effective time of that merger to the fullest extent permitted by applicable law.

   The amended and restated agreement and plan of merger, dated as of August 13, 2001, by and among Devon Energy, Devon NewCo Corporation, Devon Holdco Corporation, Devon Merger Corporation, Mitchell Merger Corporation and Mitchell Energy & Development Corp. provides that for six years after the effective time of the merger contemplated by that agreement, Devon Holdco Corporation will cause the surviving corporation of the merger to indemnify and hold harmless to the fullest extent permitted under applicable law each person who was a director or officer of Mitchell prior to the effective time of that merger.

Item 21. Exhibits and Financial Statement Schedules

      (a) Exhibits

   See Index to Exhibits which is incorporated by reference in this item.

      (b) Financial Statement Schedule

   Not applicable.

Item 22. Undertakings

   Each of the undersigned registrants, hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oklahoma City, state of Oklahoma, on December 14, 2001.

                                          DEVON FINANCING CORPORATION, U.L.C.

                                          By:
                                                    /s/ J. LARRY NICHOLS
                                            -----------------------------------
                                             J. Larry Nichols
                                             President

   KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints J. Larry Nichols and Marian J. Moon, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-4 Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming that all said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

               Signature               Title               Date
               ---------               -----               ----

         /S/ J. LARRY NICHOLS  President             December 14, 2001
         ---------------------
         J. Larry Nichols

         /S/ WILLAIM T. VAUGHN Senior Vice President December 14, 2001
         ---------------------
         William T. Vaughn

          /S/ DANNY J. HEATLY  Vice President        December 14, 2001
         ---------------------
         Danny J. Heatly

           /S/ PAUL BRERETON   Director              December 14, 2001
         ---------------------
         Paul Brereton

          /S/ MURRAY T. BROWN  Director              December 14, 2001
         ---------------------
         Murray T. Brown

            /S/ J. M. LACEY    Director              December 14, 2001
         ---------------------
         J.M. Lacey

           /S/ JOHN RICHELS    Director              December 14, 2001
         ---------------------
         John Richels

         /S/ DARRYL G. SMETTE  Director              December 14, 2001
         ---------------------
         Darryl G. Smette

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oklahoma City, state of Oklahoma, on December 14, 2001.

                                          DEVON ENERGY CORPORATION

                                          By:__________________________________
                                              /S/ J. LARRY NICHOLS
                                             J. Larry Nichols
                                             Chairman, President and Chief
                                             Executive Officer

   KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints J. Larry Nichols and Marian J. Moon, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-4 Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming that all said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

          Signature                        Title                    Date
          ---------                        -----                    ----

     /S/ J. LARRY NICHOLS     Chairman, President and Chief   December 14, 2001
 ---------------------------- Executive Officer
 J. Larry Nichols

    /S/ WILLIAM T. VAUGHN     Senior Vice President - Finance December 14, 2001
 ----------------------------
 William T. Vaughn

     /S/ DANNY J. HEATLY      Vice President - Accounting     December 14, 2001
 ----------------------------
 Danny J. Heatly

    /S/ THOMAS F. FERGUSON    Director                        December 14, 2001
 ----------------------------
 Thomas F. Ferguson

     /S/ DAVID M. GAVRIN      Director                        December 14, 2001
 ----------------------------
 David M. Gavrin

    /S/ MICHAEL E. GELLERT    Director                        December 14, 2001
 ----------------------------
 Michael E. Gellert

       /S/ JOHN A. HILL       Director                        December 14, 2001
 ----------------------------
 John A. Hill

    /S/ WILLIAM J. JOHNSON    Director                        December 14, 2001
 ----------------------------
 William J. Johnson

   /S/ MICHAEL M. KANOVSKY    Director                        December 14, 2001
 ----------------------------
 Michael M. Kanovsky

 /S/ ROBERT A. MOSBACHER, JR. Director                        December 14, 2001
 ----------------------------
 Robert A. Mosbacher, Jr.

     /S/ ROBERT B. WEAVER     Director                        December 14, 2001
 ----------------------------
 Robert B. Weaver

                               INDEX TO EXHIBITS

Exhibit
Number                                                  Description
------                                                  -----------
   1.1  --  Purchase Agreement, dated September 28, 2001, by and among Devon Financing Corporation,
            U.L.C., Devon Energy Corporation, UBS Warburg LLC and Banc of America Securities LLC, as
            representatives of the initial purchasers.
   3.1  --  Memorandum and Articles of Association of Devon Financing Corporation, U.L.C.
   4.1  --  Indenture, dated October 3, 2001, by and among Devon Financing Corporation, U.L.C. (as issuer),
            Devon Energy Corporation (as guarantor) and The Chase Manhattan Bank (as trustee)
            (incorporated by reference to Exhibit 4.7 to Devon Energy Corporation's Form S-4 filed on
            October 31, 2001).
   4.2  --  Registration Rights Agreement, dated October 3, 2001, by and among Devon Financing
            Corporation, U.L.C. (as issuer), Devon Energy Corporation (as guarantor) and UBS Warburg
            LLC, Banc of America Securities LLC, ABN AMRO Incorporated, BMO Nesbitt Burns Corp.,
            Credit Suisse First Boston Corporation, Deutsche Banc Alex. Brown Inc., First Union Securities,
            Inc., J.P. Morgan Securities Inc., RBC Dominion Securities Corporation, Salomon Smith Barney
            Inc., as initial purchasers (incorporated by reference to Exhibit 4.8 to Devon Energy Corporation's
            Form S-4 filed on October 31, 2001).
   4.3  --  Form of Exchange Note (included in Exhibit 4.1).
   4.4  --  Form of Exchange Debenture (included in Exhibit 4.1).
  *5.1  --  Opinion and Consent of Mayer, Brown & Platt.
  *5.2  --  Opinion and Consent of Stewart McKelvey Stirling Scales.
  12.1  --  Computation of Ratio of Earnings to Fixed Charges.
 *23.1  --  Consent of Mayer, Brown & Platt (included in Exhibit 5.1).
 *23.2  --  Consent of Stewart McKelvey Stirling Scales (included in Exhibit 5.2).
  23.3  --  Consent of Deloitte & Touche LLP.
  23.4  --  Consent of KPMG LLP (as to its report on the consolidated financial statements of Devon Energy
            Corporation).
  23.5  --  Consent of PricewaterhouseCoopers LLP.
  23.6  --  Consent of AMH Group, Ltd.
  23.7  --  Consent of LaRoche Petroleum Consultants, Ltd.
  23.8  --  Consent of Paddock Lindstrom & Associates, Ltd.
  23.9  --  Consent of Ryder Scott Company, L.P.
 23.10  --  Consent of Gilbert Laustsen Jung Associates Ltd.
 23.11  --  Consent of KPMG LLP (as to its report on the consolidated financial statements of
            Anderson Exploration Ltd.).
  24.1  --  Powers of Attorney (included in the signature page to this registration statement).
  25.1  --  Statement of Eligibility and Qualification (as to Devon Financing Corporation, U.L.C.) of the
            Trustee on Form T-1.
  25.2  --  Statement of Eligibility and Qualification (as to Devon Energy Corporation) of the Trustee on
            Form T-1.
 *99.1  --  Form of Letter of Transmittal.
 *99.2  --  Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
 *99.3  --  Form of Notice of Guaranteed Delivery.
 *99.4  --  Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
 *99.5  --  Form of Letter to Clients.
 *99.6  --  Form of Exchange Agent Agreement.

--------
* To be filed by amendment.